Exhibit 10.32
EXECUTION VERSION
WASTE MANAGEMENT OF CANADA CORPORATION
as Borrower
- and -
WASTE MANAGEMENT, INC.
WASTE MANAGEMENT HOLDINGS, INC.
as Guarantors
- and -
BNP PARIBAS SECURITIES CORP.
SCOTIA CAPITAL
as Lead Arrangers and Book Runners
- and -
THE BANK OF NOVA SCOTIA
as Administrative Agent
- and -
THE LENDERS FROM TIME TO TIME
PARTY TO THIS AGREEMENT

CDN. $410,000,000 CREDIT FACILITY
CREDIT AGREEMENT
DATED AS OF 30 NOVEMBER 2005

BORDEN LADNER GERVAIS LLP

SCHEDULE A	-	FORM OF NOTICE OF ADVANCE OR PAYMENT

SCHEDULE B	-	FORM OF COMPLIANCE CERTIFICATE

SCHEDULE C	-	FORM OF ASSIGNMENT AGREEMENT

SCHEDULE D	-	FORM OF GUARANTEE

SCHEDULE E	-	APPLICABLE PERCENTAGES OF LENDERS

(iv)

THIS CREDIT AGREEMENT is dated as of 30 November 2005
B E T W E E N:
WASTE MANAGEMENT OF CANADA CORPORATION
a Nova Scotia unlimited liability company
as Borrower
- and -
WASTE MANAGEMENT, INC.
WASTE MANAGEMENT HOLDINGS, INC.
as Guarantors
- and -
THE LENDERS LISTED ON SCHEDULE E
TO THIS AGREEMENT FROM TIME TO TIME
as Lenders
- and -
THE BANK OF NOVA SCOTIA,
in its capacity as Administrative Agent
RECITALS:
A. BNP Paribas Securities Corp., BNP Paribas (Canada), The Bank of Nova Scotia and the Borrower have entered into a Commitment Letter and Term Sheet dated and accepted on 25 October 2005 under which BNP Paribas Securities Corp. and Scotia Capital have agreed to arrange a credit facility in favour of the Borrower, under which BNP Paribas (Canada) and The Bank of Nova Scotia have agreed to be lenders.
B. The parties are entering into this Agreement to provide for the terms of such credit facility.
FOR VALUE RECEIVED, and intending to be legally bound by this Agreement, the parties agree as follows:
ARTICLE 1
DEFINED TERMS
1.1	Defined Terms
     In this Agreement, unless something in the subject matter or context is inconsistent therewith:
1.1.1	“Advance” means an availment of the Credit by the Borrower by way of a Prime Rate Advance, BA Equivalent Loan or acceptance of a Banker’s Acceptance, including deemed Advances and conversions, renewals and rollovers of existing Advances, and any reference relating to the amount of Advances shall mean the sum of all outstanding Prime Rate Advances plus the face amount of all outstanding Banker’s Acceptances and BA Equivalent Loans.
1.1.2	“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.
1.1.3	“Agency Fee Letter” means the letter agreement dated as of 30 November 2005 between the Agent and the Borrower.
1.1.4	“Agent” or “Administrative Agent” means Scotia Capital in its capacity as administrative agent for the Lenders, and any successor administrative agent appointed in accordance with this Agreement.
1.1.5	“Agreement”, “hereof”, “herein”, “hereto”, “hereunder” or similar expressions mean this Agreement, the Recitals hereto and any Schedules hereto, as amended, supplemented, restated and replaced from time to time in accordance with the provisions hereof, and not any particular Article, Section or other portion hereof.
1.1.6	“Applicable Percentage” means with respect to any Lender, the percentage of the total Commitments represented by such Lender’s Commitment. If the Commitments have terminated or expired, the Applicable Percentages shall be the percentage of the total outstanding Advances represented by such Lender’s outstanding Advances. The Applicable Percentage of each Lender as of the date of this Agreement is the percentage calculated based on the amounts set out in Schedule E to this Agreement, which shall be amended and distributed to all parties by the Agent from time to time as Applicable Percentages change in accordance with this Agreement.
1.1.7	“Arrangers” means each of BNP Paribas Securities Corp. and The Bank of Nova Scotia.
1.1.8	“Article” means the designated article of this Agreement.
1.1.9	“Assignment Agreement ” means an assignment agreement substantially in the form of Schedule C or any other form approved by the Agent.
1.1.10	“Availability Period” has the meaning defined in Section 2.2.
1.1.11	“BA Discount Proceeds” means, in respect of any Banker’s Acceptance, an amount calculated on the applicable Drawdown Date which is (rounded to the nearest full cent, with one-half of one cent being rounded up) equal to the face amount of such Banker’s Acceptance multiplied by the price, where the price is calculated by dividing one by the sum of one plus the product of (a) the BA Discount Rate applicable thereto expressed as a decimal fraction multiplied by (b) a fraction, the numerator of which is the term of such Banker’s Acceptance and the denominator of which is 365, rounded to the nearest multiple of 0.001%.

1.1.12	“BA Discount Rate” means, (a) with respect to any Banker’s Acceptance accepted by a Lender named on Schedule I to the Bank Act (Canada), the rate determined by the Agent as being the arithmetic average (rounded upward to the nearest multiple of 0.01%) of the discount rates, calculated on the basis of a year of 365 days and determined in accordance with normal market practice at or about 10:00 a.m. (Toronto time) on the applicable Drawdown Date, for banker’s acceptances of the Schedule I Reference Lenders having a comparable face amount and identical maturity date to the face amount and maturity date of such Banker’s Acceptance, and (b) with respect to any Banker’s Acceptance accepted by any other Lender, the lesser of (i) the rate determined in Section 1.1.12(a) above plus 0.07% per annum, and (ii) the discount rate, calculated on the basis of a year of 365 days and determined in accordance with normal market practice at or about 10:00 a.m. (Toronto time) on the applicable Drawdown Date, for banker’s acceptances of such other lender having a comparable face amount and identical maturity date to the face amount and maturity date of such Banker’s Acceptance.
1.1.13	“BA Equivalent Loan” has the meaning defined in Section 5.10(5).
1.1.14	“Balance Sheet Date” means 31 December 2004.
1.1.15	“Banker’s Acceptance” means a depository bill as defined in the Depository Bills and Notes Act (Canada) in Canadian Dollars that is in the form of an order signed by the Borrower and accepted by a Lender pursuant to this Agreement or, for Lenders not participating in clearing services contemplated in that Act, a draft or bill of exchange in Canadian Dollars that is drawn by the Borrower and accepted by a Lender pursuant to this Agreement. Orders or drafts that become depository bills, drafts and bills of exchange are sometimes collectively referred to in this Agreement as “orders”.
1.1.16	“Banker’s Acceptance Fee” means, with respect to any Banker’s Acceptance, the amount calculated by multiplying the face amount of the Banker’s Acceptance by the applicable rate for the Banker’s Acceptance Fee specified in Section 2.6, and then multiplying the result by a fraction, the numerator of which is the duration of its term on the basis of the applicable actual number of days to elapse from and including the date of acceptance of the Banker’s Acceptance by the Lender up to but excluding the maturity date of the Banker’s Acceptance and the denominator of which is the number of days in the calendar year in question.
1.1.17	“Borrower” means Waste Management of Canada Corporation, a Nova Scotia unlimited liability company, its successors and permitted assigns.
1.1.18	“Branch of Account” means WBO–Loan Administration & Agency Operations of the Agent located at 720 King Street West, 4th Floor, Wholesale Banking Operations, Toronto, Ontario, M5V 2T3, or such other branch or branches as may be designated by the Agent from time to time.
1.1.19	“Business Day” means a day of the year, other than Saturday or Sunday, on which the Arrangers are open for normal banking business at, as applicable, their executive offices in Toronto, Ontario and Montreal, Quebec and the Agent is open for normal banking business at the Branch of Account.
1.1.20	“Canadian Dollars”, “Cdn. Dollars”, “Cdn. $” and “$” mean the lawful money of Canada.
1.1.21	“CDOR Rate” means, on any date, with respect to any Banker’s Acceptance, the simple average of the rates shown on the display referred to as the “CDOR Page” (or any display substituted therefor) on Reuters Domestic Money Service (or any successor source from time to time) with respect to the banks and other financial institutions named in such display at or about 10:00 a.m. (Toronto time) on such date for banker’s acceptances having an identical maturity date to the maturity date of such Banker’s Acceptance, as determined by the Agent, or if such day is not a Business Day, then on the immediately preceding Business Day; provided, however, that if such rates are not available, then the CDOR Rate for any day shall be calculated as the average of the bid rates (rounded upwards to the nearest 1/16th of 1%) quoted by each of the Schedule I Reference Lenders for its own banker’s acceptances for the applicable period as of 10:00 a.m. (Toronto time) on such day, as determined by the Agent, or if such day is not a Business Day, then on the immediately preceding Business Day.
1.1.22	“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any applicable law, (b) any change in any Applicable Law or in the administration, interpretation or application thereof by any Governmental Authority, or (c) the making or issuance of any Applicable Law by any Governmental Authority.
1.1.23	“Closing Date” means 30 November 2005 or such other day as may be agreed to by the parties which is not later than 15 December 2005.
1.1.24	“Collateral” means cash, a bank draft or a letter of credit issued by a Canadian chartered bank, all in a form satisfactory to the Agent, acting reasonably.
1.1.25	“Commitment” means in respect of each Lender from time to time, the covenant to make Advances to the Borrower in the Lender’s Applicable Percentage of the maximum amount of the Credit and, where the context requires, the maximum amount of Advances which the Lender has covenanted to make.
1.1.26	“Compliance Certificate” means a certificate in the form of Schedule B, signed by a senior officer of each of the Borrower and Waste Management, Inc.
1.1.27	“Consolidated Total Interest Expense” has the meaning defined in the U.S. Credit Agreement, as such definition exists at the date of this Agreement.
1.1.28	“Constating Documents” means, with respect to any Person, its articles or certificate of incorporation, amendment, amalgamation, continuance or association, memorandum of association, by-laws, declaration of trust, trust indenture, partnership agreement, limited liability company agreement or other similar document, as applicable, and all unanimous shareholder agreements, other shareholder agreements, voting trust agreements and similar arrangements applicable to the Person’s capital stock, all as amended, supplemented, restated or replaced from time to time. 1.1.29 “Contributing Lender” shall have the meaning defined in Section 9.3(2).
1.1.30	“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have corresponding meanings.
1.1.31	“Credit” means the credit facility of up to Cdn. $410,000,000 established by the Lenders in favour of the Borrower pursuant to Article 2 of this Agreement.
1.1.32	“Debt” means collectively, without duplication, whether classified as Debt, an Investment or otherwise on the obligor’s balance sheet, (a) all indebtedness for borrowed money (including the face amount of all bankers’ acceptances), (b) all obligations for the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of business which either (i) are not overdue by more than 90 days, or (ii) are being disputed in good faith and for which adequate reserves have been established in accordance with GAAP), (c) all obligations evidenced by notes, bonds, debentures or other similar debt instruments, (d) all obligations created or arising under any conditional sale or other title retention agreement with respect to property acquired (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all obligations, liabilities and indebtedness under capital leases, (f) all obligations, liabilities or indebtedness arising from the making of a drawing under surety, performance bonds, or any other bonding arrangement, (g) Guarantees of any Debt others referred to in clauses (a) through (f) above, and (h) all Debt of others referred to in clauses (a) through (f) above secured or supported by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured or supported by) any Encumbrance on the property of any Obligor, even though the owner of the property has not assumed or become liable, contractually or otherwise, for the payment of such Debt; provided that if a Permitted Receivables Transaction is outstanding and is accounted for as a sale of accounts receivable under generally accepted accounting principles, Debt shall also include the additional Debt, determined on a consolidated basis, which would have been outstanding had such Permitted Receivables Transaction been accounted for as a borrowing.
1.1.33	“Defaulting Lender” has the meaning defined in Section 9.3(2).
1.1.34	“Designated Account” means, in respect of any Advance, the account or accounts maintained by the Borrower at the Agent’s West Metro Commercial Banking Centre, 2 Robert Speck Parkway, Mississauga, Ontario L4Z 1H8 that the Borrower designates in its notice requesting an Advance.

1.1.35	“Disclosure Documents” means the Borrower’s financial statements referred to in Section 6.1(4)(a), and filings made by any Obligor with the Securities and Exchange Commission that were publicly available prior to the date of this Agreement.
1.1.36	“Distribution” means the declaration or payment of any dividend or other return on equity on or in respect of any shares of any class of capital stock, any partnership interests or any membership interests of any Person (other than dividends or other such returns payable solely in shares of capital stock, partnership interests or membership units of such Person, as the case may be); the purchase, redemption, or other retirement of any shares of any class of capital stock, partnership interests or membership units of such Person, directly or indirectly through a Subsidiary or otherwise; the return of equity capital by any Person to its shareholders, partners or members as such; or any other distribution on or in respect of any shares of any class of capital stock, partnership interest or membership unit of such Person.
1.1.37	“Drawdown Date” means the date, which shall be a Business Day, of any Advance.
1.1.38	“EBIT” has the meaning defined in the U.S. Credit Agreement, as such definition exists at the date of this Agreement.
1.1.39	“EBITDA” has the meaning defined in the U.S. Credit Agreement, as such definition exists at the date of this Agreement.
1.1.40	“Encumbrance” means, with respect to any asset, (a) any mortgage, deed of trust, lien (statutory or otherwise), pledge, hypothecation, encumbrance, charge, security interest, assignment, deposit arrangement or other restriction in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset, and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.
1.1.41	“Environmental Laws” has the meaning defined in Section 6.1(14)(a).
1.1.42	“Event of Default” means any of the events or circumstances described in Section 8.1.
1.1.43	“Exchange Rate” means on any day, for the purpose of calculations under this Agreement, the amount of Canadian Dollars into which another currency may be converted, or vice versa, using the Bank of Canada noon spot rate for converting the one currency into the other on that day or if that day is not a Business Day, the preceding Business Day, or if such rate is not so published by the Bank of Canada for any such day, then at the mid rate (i.e. the average of the Agent’s spot buying and selling rates) quoted by the Agent at the Branch of Account at approximately noon (Toronto time) on that day in accordance with its normal practice for the applicable currency conversion in the wholesale market, or if that day is not a Business Day, the preceding Business Day.

1.1.44	“Excluded Taxes” means any income or capital Tax now or hereafter imposed, levied, collected, withheld or assessed on a Lender by any applicable Governmental Authority in Canada or any other jurisdiction in which that Lender is subject to Tax as a result of the Lender: (a) having a permanent establishment in such jurisdiction, (b) being organized under the laws of such jurisdiction, (c) being resident or deemed to be resident in such jurisdiction, or (d) not dealing at arm’s length with an Obligor or any other Lender; but does not include any sales, goods or services Tax payable under the laws of any such jurisdiction with respect to any goods or services made available by a Lender to the Borrower under this Agreement or any withholding tax.
1.1.45	“Fee Letter” means the confidential fee letter agreement dated 25 October 2005 from the Arrangers to the Borrower and the Guarantors providing for the payment of certain fees in relation to the Credit, accepted and agreed to by the Borrower and the Guarantors on 25 October 2005.
1.1.46	“GAAP” means, when used in this Agreement, whether directly or indirectly through reference to a capitalized term used therein, means (a) principles that are consistent with the principles promulgated or adopted by the Financial Accounting Standards Board (U.S.) and its predecessors, in effect for the fiscal year ended on the Balance Sheet Date, and (b) to the extent consistent with such principles, the accounting practice of Waste Management, Inc. reflected in its financial statements for the year ended on 31 December 2003; provided, that in each of clause (a) and (b), such meaning shall include the application of Financial Accounting Standards Board Interpretation No. 46, Consolidation of Variable Interest Entities (revised December 2003) (“FIN 46-R”), provided, further, that in each case referred to in this definition of “GAAP” a certified public accountant would, insofar as the use of such accounting principles is pertinent, be in a position to deliver an unqualified opinion (other than a qualification regarding changes in generally accepted accounting principles) as to financial statements in which such principles have been properly applied.
1.1.47	“Governmental Authority” means the government of Canada or any other nation, or of any political subdivision thereof, whether provincial, state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government, including any supra-national bodies.
1.1.48	“Guarantee” means any obligation, contingent or otherwise, of a Person guaranteeing or having the economic effect of guaranteeing any Debt or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Debt or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Debt or other obligation, or (d) as an account party in respect of any letter of credit or letter of guarantee issued to support such Debt or obligation; provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.
1.1.49	“Guarantors” means each of Waste Management, Inc., a Delaware corporation, and Waste Management Holdings, Inc., a Delaware corporation, and each other Person which delivers a guarantee hereunder, and becomes a party hereto, from time to time.
1.1.50	“Hazardous Substances” has the meaning defined in Section 6.1(14)(b).
1.1.51	“Interbank Reference Rate” means, in respect of any currency, the interest rate expressed as a percentage per annum which is customarily used by the Agent when calculating interest due by it or owing to it arising from correction of errors in transactions in that currency between it and other chartered banks.
1.1.52	“Interest Coverage Ratio” means, at any time, the ratio calculated by dividing (a) EBIT for the four most recently completed fiscal quarters of Waste Management, Inc. by (b) Consolidated Total Interest Expense for such period.
1.1.53	“Interest Payment Date” means the 21st day of each calendar month.
1.1.54	“Interim Balance Sheet Date” means 30 September 2005.
1.1.55	“Investment” means all expenditures made by a Person and all liabilities incurred (contingently or otherwise) by a Person for the acquisition of stock of (other than the stock of Subsidiaries), or Debt of, or for loans, advances, capital contributions or transfers of property to, or in respect of any Guarantees or other commitments as described under Debt, or obligations of, any other Person, including without limitation, the funding of any captive insurance company (other than loans, advances, capital contributions or transfers of property to any Subsidiaries or variable interest entities consolidated in accordance with FIN 46-R, or Guaranties with respect to Debt of any Subsidiary or variable interest entities consolidated in accordance with FIN 46-R). In determining the aggregate amount of Investments outstanding at any particular time: (a) the amount of any Investment represented by a Guarantee shall be taken at not less than the principal amount of the obligations guaranteed and still outstanding, (b) there shall be included as an Investment all interest accrued with respect to Debt constituting an Investment unless and until such interest is paid, (c) there shall be deducted in respect of each such Investment any amount received as a return of capital (but only by partial or full repurchase, redemption, retirement, repayment, liquidating dividend or liquidating distribution), (d) there shall not be deducted in respect of any Investment any amounts received as earnings on such Investment, whether as dividends, interest or otherwise, except that accrued interest included as provided in the foregoing clause (b) may be deducted when paid; and (e) there shall not be deducted from the aggregate amount of Investments any decrease in the value thereof.

1.1.56	“Lenders” means each of the Persons listed on Schedule E and other lenders that agree from time to time to become Lenders in accordance with the terms of this Agreement and “Lender” means any one of the Lenders.
1.1.57	“Loan Documents” means this Agreement, all Security, the Fee Letter, the Agency Fee Letter, and all other documents from time to time relating to the Credit.
1.1.58	“Material Adverse Effect” means any material adverse effect on (a) the business, assets, operations or financial condition of the Obligors taken as a whole, (b) the ability of either Guarantor to perform its obligations under any Loan Document to which it is a party, or (c) the rights of, or remedies or benefits available to, the Agent or any of the Lenders under any Loan Document.
1.1.59	“Maturity Date” means 30 November 2008.

1.1.60	“Moody’s” means Moody’s Investor Services, Inc. and its successors.

1.1.61	“Non BA Lender” has the meaning defined in Section 5.10(5).
1.1.62	“Obligations” means all obligations of the Borrower to the Agent and Lenders under or in connection with this Agreement, including but not limited to all debts and liabilities, present or future, direct or indirect, absolute or contingent, matured or not, at any time owing by the Borrower to the Agent and Lenders in any currency or remaining unpaid by the Borrower to the Agent and Lenders in any currency under or in connection with this Agreement, whether arising from dealings between the Agent and Lenders and the Borrower or from any other dealings or proceedings by which the Agent and Lenders may be or become in any manner whatever creditors of the Borrower under or in connection with this Agreement, and wherever incurred, and whether incurred by the Borrower alone or with another or others and whether as principal or surety, and all interest, fees, legal and other costs, charges and expenses. In this definition, “the Agent and Lenders” shall be interpreted as “the Agent and Lenders, or any of them”.
1.1.63	“Obligors” means the Borrower and each of the Guarantors, and “Obligor” means any of them.
1.1.64	“Pending Event of Default” means an event which would constitute an Event of Default hereunder, except for satisfaction of any requirement for giving of notice, lapse of time, or both, or other condition subsequent.
1.1.65	“Permitted Encumbrances” means, with respect to any Person, the following:
(a)	liens for taxes, assessments or governmental charges or levies which are not yet due, or for which instalments have been paid based on reasonable estimates pending final assessments, or the validity of which is being contested in good faith by appropriate proceedings and for which the Person has recorded the liability in accordance with GAAP and which do not have, and will not reasonably be expected to have, a Material Adverse Effect;

(b)	inchoate or statutory liens of contractors, subcontractors, mechanics, workers, suppliers, material men, carriers and others in respect of construction, maintenance, repair or operation of assets of the Person, in respect of which adequate holdbacks are being maintained as required by applicable laws and (i) which have not at such time been filed or exercised and of which none of the Lenders have been given notice, or (ii) which relate to obligations not due or payable or if due, the validity of which is being contested in good faith by appropriate proceedings and for which such Person has recorded the liability in accordance with GAAP and which do not materially reduce the value of the affected asset or materially interfere with the use of such asset in the operation of the business of the Person and do not have, and will not reasonably be expected to have, a Material Adverse Effect;

(c)	easements, rights-of-way, licences, servitudes, restrictions, restrictive covenants, and similar rights in real property comprised in the assets of the Person or interests therein (including in respect of sewers, drains, gas and water mains or electric light and power or telephone and telegraph conduits, poles, wires and cables) which do not materially reduce the value of the affected asset or materially interfere with the use of such asset in the operation of the business of the Person and do not have, and will not reasonably be expected to have, a Material Adverse Effect;

(d)	title defects or irregularities which are of a minor nature and which do not materially reduce the value of the affected asset or materially interfere with the use of such asset in the operation of the business of the Person and do not have, and will not reasonably be expected to have, a Material Adverse Effect;

(e)	the Encumbrance resulting from the deposit of cash or securities in connection with contracts, tenders or expropriation proceedings, or to secure workers’ compensation, employment insurance, surety or appeal bonds, costs of litigation when required by applicable laws and other similar obligations, in each case in the ordinary course of business;

(f)	the Encumbrance created by a judgment of a court of competent jurisdiction; provided, however, that the Encumbrance is in existence for less than 20 days after its creation or the execution or other enforcement of the Encumbrance is effectively stayed or the claims so secured are being actively contested in good faith and by proper legal proceedings and do not result in the occurrence of an Event of Default;

(g)	the reservations, limitations, provisos and conditions, if any, expressed in any original grant from the Crown of any real property or any interest therein which do not materially reduce the value of the affected asset or materially interfere with the use of such asset in the operation of the business of the Person and do not have, and will not reasonably be expected to have, a Material Adverse Effect;

(h)	Encumbrances given to a public utility or any municipality or governmental or other public authority when required by such utility or other authority in connection with the operation of the business or the ownership of the assets of the Person which do not materially reduce the value of the affected asset or materially interfere with the use of such asset in the operation of the business of the Person and do not have, and will not reasonably be expected to have, a Material Adverse Effect;

(i)	servicing agreements, development agreements, site plan agreements, and other agreements with Governmental Authorities pertaining to the use or development of any of the assets of the Person, provided same are complied with and do not materially reduce the value of the affected asset or materially interfere with the use of such asset in the operation of the business of the Person and do not have, and will not reasonably be expected to have, a Material Adverse Effect;

(j)	the right reserved to or vested in any Governmental Authority by any statutory provision or by the terms of any lease, licence, franchise, grant or permit of the Person, to terminate any such lease, licence, franchise, grant or permit, or to require annual or other payments as a condition to the continuance thereof;

(k)	Encumbrances in favour of the Agent created by the Security, if any, including Encumbrances over Collateral;

(l)	landlords’ rights of distraint and similar rights of a landlord (including in Quebec a landlord’s hypothec) on tangible personal or moveable property of the Person located solely on the premises leased by the landlord to the Person and securing only the obligations of the Person under the applicable lease of the premises, so long as the exercise of such rights do not result in the occurrence of an Event of Default; and

(m)	Permitted Liens, as such term is defined in the U.S. Credit Agreement as at the date of this Agreement.
1.1.66	“Permitted Receivables Transaction” has the meaning defined in the U.S. Credit Agreement, as such definition exists at the date of this Agreement.
1.1.67	“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
1.1.68	“Prime Rate” means, on any day, the greater of:
(a)	the average of the annual rates of interest expressed as a percentage per annum on the basis of a 365 or 366 day year, as the case may be, announced by each Schedule I Reference Lender on that day as its reference rate for commercial loans made by it in Canada in Canadian Dollars; and

(b)	the CDOR Rate for one month Canadian Dollar banker’s acceptances on that day plus 0.50% per annum.
1.1.69	“Prime Rate Advance” means an Advance in Canadian Dollars bearing interest based on the Prime Rate and includes any deemed Prime Rate Advance provided for in this Agreement.
1.1.70	“Real Property” has the meaning defined in the U.S. Credit Agreement, as such definition exists at the date of this Agreement.
1.1.71	“Register” has the meaning defined in Section 10.2(3).
1.1.72	“Release” has the meaning defined in the U.S. Credit Agreement, as such definition exists at the date of this Agreement.
1.1.73	“Relevant Rating” means, as of any date of determination, the ratings as determined by S&P and Moody’s of Waste Management, Inc.’s non-credit enhanced, senior unsecured long-term debt and in circumstances when the ratings are not the same level (in the grid set forth in Section 2.6(1) ), then the higher of the two ratings shall apply, provided however that if the higher rating is more than one level higher than the lower rating, the Relevant Rating shall be set at one level below the higher rating.
1.1.74	“Required Lenders” means a Lender or Lenders holding, in the aggregate, a minimum of 50.1% of the amount of the Commitments (or the outstanding Advances if the Commitments have terminated including after the occurrence of any Default), excluding in all cases Commitments or Advances held by any Obligor or any Affiliate or Related Party of any Obligor.
1.1.75	“S&P” means Standard & Poor’s Ratings Group, a division of McGraw-Hill, Inc., or any of its successors.
1.1.76	“Schedule” means the designated Schedule of this Agreement.
1.1.77	“Schedule I Reference Lenders” means the Agent and such other institutions as may be agreed upon by the Borrower and the Agent from time to time, and “Schedule I Reference Lender” means any one of them.
1.1.78	“Scotia Capital” means The Bank of Nova Scotia, a bank to which the Bank Act (Canada) applies.
1.1.79	“Section” means the designated section of this Agreement.
1.1.80	“Security” means the guarantees held from time to time by or on behalf of the Agent and the Lenders supporting or intended to support, inter alia, repayment of any of the Obligations, including, without limitation, the guarantees described in Section 3.1 from time to time.
1.1.81	“Standby Fee” has the meaning defined in Section 2.7.

1.1.82	“Subsidiary” means any Person of which the designated parent shall at any time own directly or indirectly through one or more subsidiaries at least a majority of the outstanding capital stock or other interests entitled to vote generally and whose financial results are required to be consolidated with the financial results of the designated parent in accordance with GAAP.
1.1.83	“Swap Contract” means all obligations in respect of interest rate, currency or commodity exchange, forward, swap, or futures contracts or similar transactions or arrangements entered into to protect or hedge any of the Obligors against interest rate, exchange rate or commodity price risks or exposure, or to lower or diversify their funding costs.
1.1.84	“Taxes” means all taxes, levies, imposts, stamp taxes, duties, deductions, withholdings and similar governmental impositions payable, levied, collected, withheld or assessed as of the date of this Agreement or at any time in the future and all interest, charges and penalties in respect thereof, and “Tax” shall have a corresponding meaning.
1.1.85	“Total Debt” has the meaning defined in the U.S. Credit Agreement, as such definition exists at the date of this Agreement.
1.1.86	“Total Leverage Ratio” means, at any time, the ratio calculated by dividing (a) Total Debt at that time by (b) EBITDA for Waste Management, Inc.’s four most recently completed fiscal quarters.
1.1.87	“U.S. Credit Agreement” means the U.S. $2,400,000,000 revolving credit agreement dated as of October 15, 2004 by and among Waste Management, Inc., as borrower, Waste Management Holdings, Inc., as guarantor, various banks party thereto from time to time, as lenders, Citibank, N.A., as administrative agent and others, as amended by Amendment No. 1 dated October 15, 2004 between such parties.
1.1.88	“U.S. Dollars” and “U.S. $” means lawful monies of the United States of America.
1.2 Construction
     This Agreement has been negotiated by each party with the benefit of legal representation and any rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not apply to the construction or interpretation of this Agreement.
1.3 References to U.S. Credit Agreement
     The provisions of the U.S. Credit Agreement that are incorporated by reference or referred to in this Agreement shall continue to apply mutatis mutandis to the Credit notwithstanding the termination of the U.S. Credit Agreement for any reason.

1.4	Certain Rules of Interpretation
In this Agreement:
(a)	the division into sections and other subdivisions thereof and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement; and

(b)	unless specified otherwise or the context otherwise requires:
(i)	references to any Section or Schedule are references to the Section of, or Schedule to, this Agreement;

(ii)	“including” or “includes” means “including (or includes) but not limited to” and shall not be construed to limit any general statement preceding it to the specific or similar items or matters immediately following it;

(iii)	references to contracts, agreements or instruments, unless otherwise specified, are deemed to include all present and future amendments, supplements, restatements or replacements to or of such contracts, agreements or instruments, provided that such amendments, supplements, restatements or replacements to or of such contracts, agreements or instruments have been, if applicable, approved or consented to and otherwise made in accordance with the provisions of this Agreement;

(iv)	references to any legislation, statutory instrument or regulation or a section or other provision thereof, unless otherwise specified, is a reference to the legislation, statutory instrument, regulation, section or other provision as amended, restated or re-enacted from time to time;

(v)	references to any thing includes the whole or any part of that thing and a reference to a group of things or Persons includes each thing or Person in that group;

(vi)	references to a Person includes that Person’s successors and assigns;

(vii)	all references to specific times are references to Toronto time; and

(viii)	words in the singular include the plural and vice-versa and words in one gender include all genders.

ARTICLE 2
CREDIT
2.1 Amount and Availment Options
(1)	Upon and subject to the terms and conditions of this Agreement, the Lenders severally agree to provide to the Borrower a non-revolving term credit facility (the “Credit”) for the use of the Borrower in the amount of up to Cdn. $410,000,000 (provided that each Lender’s obligation hereunder shall be limited to its respective Applicable Percentage of the Credit).
(2)	At the option of the Borrower, the Credit may be utilized by the Borrower by requesting that Prime Rate Advances be made by the Lenders or by presenting orders to a Lender for acceptance as Banker’s Acceptances.
2.2 Non-Revolving Credit and Availability Period
     The Credit is a non-revolving credit. The principal amount of any Advance under the Credit which is repaid from time to time may not be reborrowed. The Credit shall be available in no more than five Advances, in minimum amounts of Cdn. $25,000,000 during the period from the Closing Date to and including 31 December 2005 (the “Availability Period”). Any unused portion of the Credit after the Availability Period will be immediately cancelled.
2.3 Use of the Credit
     The Credit shall be used for general corporate purposes including to finance, in part, the payment of a dividend to be paid, ultimately, to Waste Management, Inc. under the American Jobs Creation Act.
2.4 Term and Repayment
     All Obligations under the Credit shall be repaid in full, and the Credit shall be cancelled, on the Maturity Date.
2.5 Voluntary Prepayments
     The Borrower may prepay Prime Rate Advances under the Credit upon prior written notice given in accordance with Section 5.3 without premium or penalty in minimum amounts of Cdn. $5,000,000 and integral multiples of Cdn. $1,000,000 except that no Banker’s Acceptance or BA Equivalent Loan may be paid prior to its maturity date. The Borrower may cash collateralize outstanding Banker’s Acceptances and BA Equivalent Loans.
2.6 Interest Rates, Fees and Commissions
(1)	Interest rates, Banker’s Acceptance Fees and Standby Fees will vary and be calculated based on the Relevant Rating as follows:

	Applicable Margin
	for Prime Rate	Banker’s Acceptance
	Advances	Fees	Standby Fee
Relevant Rating	(% per annum)	(% per annum)	(% per annum)
Greater than or equal to A-/A3	0.0%	0.275%	0.085%
BBB+/Baa1	0.0%	0.425%	0.100%
BBB/Baa2	0.0%	0.525%	0.125%
BBB-/Baa3	0.0%	0.650%	0.150%
Lower than or equal to BB+/Ba1	0.0%	0.850%	0.200%
(2)	Any increase or decrease in interest rates, Banker’s Acceptance Fees and Standby Fees resulting from a change in the Relevant Rating shall be effective on the day that the Relevant Rating changes. Waste Management, Inc. shall immediately notify the Agent of any change in the Relevant Rating, or in the rating of S&P or of Moody’s comprising the Relevant Rating.
(3)	All interest rates, Banker’s Acceptance Fees and Standby Fees set forth in Section 2.6(1) are rates per annum. Interest on Prime Rate Advances shall be the Prime Rate plus the relevant rate shown in the column of the table in Section 2.6(1) headed “Applicable Margin for Prime Rate Advances”. The rate for Banker’s Acceptance Fees shall be the relevant rate shown in the column of the table in Section 2.6(1) headed “Banker’s Acceptance Fees”. Interest on Prime Rate Advances, Banker’s Acceptances Fees and Standby Fees received by the Agent shall be promptly distributed by the Agent to the Lenders in accordance with their respective Applicable Percentages.
2.7 Standby Fee
     The Borrower shall pay a standby fee (“Standby Fee”) on the daily unadvanced portion of the Credit at a rate per annum which shall vary and be calculated based on the Relevant Rating as set out in the column of the table in Section 2.6(1) headed “Standby Fee” during the Availability Period. The Standby Fee shall be calculated daily beginning on the Closing Date and shall be payable in arrears on the third Business Day following the end of the Availability Period.
2.8 Agency and Assignment Fees
     The Borrower shall pay to the Agent, inter alia, the annual agency fee provided for in the Agency Fee Letter.

ARTICLE 3
SECURITY
3.1 Security
     The security shall comprise the unlimited and unconditional guarantees by each of the Guarantors in favour of the Agent and the Lenders of the Obligations, in the form annexed as Schedule D.
ARTICLE 4
DISBURSEMENT CONDITIONS
4.1	Conditions Precedent to Initial Advance
     The following conditions precedent must be satisfied at or before the time of the initial Advance under this Agreement, unless waived by the Lenders. Where delivery of documents is referred to, the documents shall be delivered to the Agent for and on behalf of the Lenders and shall be in full force and effect and in form and substance satisfactory to the Lenders.
(1)	Other Debt and Encumbrances – The Lenders shall have received:
(a)	a true copy of the U.S. Credit Agreement together with all amendments thereto up to the date of this Agreement;

(b)	the audited consolidated financial statements of Waste Management, Inc. for the two most recent fiscal years ended prior to the Closing Date; and

(c)	the unaudited consolidated financial statements of Waste Management, Inc. for each quarterly period ended subsequent to the date of the latest financial statements delivered pursuant to Section 4.1(1)(b).
(2)	Documentation and Ancillary Information – The Agent:
(a)	shall have received duly executed copies of this Agreement, the Security and the other Loan Documents, accompanied by all consents, acknowledgments and ancillary agreements as may be reasonably required by the Agent, all in form and substance satisfactory to the Agent and the Lenders; and

(b)	shall have received a certificate from each of the Obligors with copies of its Constating Documents, a list of its officers, directors, trustees and/or partners, as the case may be, who are executing Loan Documents on its behalf with specimens of the signatures of those who are executing Loan Documents on its behalf, and copies of the corporate proceedings taken to authorize it to execute, deliver and perform its obligations under the Loan Documents.

(3)	Opinions – The Agent shall have received the following favourable legal opinions, each in form and substance satisfactory to it:
(a)	the opinion of Borden Ladner Gervais LLP, counsel to the Lenders, addressed to the Agent and the Lenders in relation to the Loan Documents which are governed by Ontario law;

(b)	the opinion of Nova Scotia counsel to the Borrower, addressed to the Agent, the Lenders and Borden Ladner Gervais LLP in relation to, among other things, the existence of the Borrower, its corporate power and authority and the due authorization, execution and delivery of the Loan Documents and such other matters as the Agent may reasonably require; and

(c)	the opinion of in-house counsel to the Guarantors, addressed to the Agent, the Lenders and Borden Ladner Gervais LLP in relation to, among other things, the Guarantors and the enforceability of the Loan Documents governed by U.S. law and such other matters as the Agent may reasonably require.
(4)	Other Matters – The following conditions must also be satisfied:
(a)	all fees and expenses payable under the Loan Documents, the Fee Letter and the Agency Fee Letter (including upfront fees, agency fees, and reasonable legal fees and expenses of the Lenders’ counsel invoiced prior to the Closing Date) shall have been paid; and

(b)	the conditions precedent in this Section 4.1 shall be satisfied no later than 15 December 2005.
4.2	Conditions Precedent to all Advances
     The obligation of the Lenders to make any Advance (including the initial Advance) is subject to the conditions precedent that:
(a)	no Event of Default or Pending Event of Default has occurred and is continuing on the Drawdown Date, or would result from making the Advance;

(b)	the Agent has received timely notice as required under Section 5.3;

(c)	the representations and warranties set out in Section 6.1 (other than the representation and warranty in Section 6.1(5)), other than those expressly stated to be made as of a specific date or otherwise expressly modified in accordance with Section 6.2, are true and correct in all material respects on the date of the Advance as if made on and as of the date of the Advance; and

(d)	all other terms and conditions of this Agreement upon which an Advance may be obtained are fulfilled.

ARTICLE 5
ADVANCES
5.1	Evidence of Indebtedness
     The Agent will maintain records of the Obligations resulting from Prime Rate Advances made by the Lenders and each Lender will maintain records concerning those Advances it has made. The Agent shall also maintain records of the Obligations resulting from Advances by way of Banker’s Acceptances and BA Equivalent Loans, and each Lender shall also maintain records relating to Banker’s Acceptances that it has accepted and BA Equivalent Loans it has made. The records maintained by the Agent shall constitute, in the absence of manifest error, prima facie evidence of the Obligations and all details relating thereto. After a request by the Borrower, the Agent or the Lender to whom the request is made will promptly advise the Borrower of the entries in such records. The failure of the Agent or any Lender to correctly record any such amount or date shall not, however, adversely affect the obligation of the Borrower to pay the Obligations in accordance with this Agreement. The Agent shall, upon the reasonable request of a Lender or the Borrower, provide any information contained in its records of Advances to such Lender or the Borrower and the Agent, each Lender and the Borrower shall cooperate in providing all information reasonably required to keep all accounts accurate and up-to-date.
5.2	Conversions
     Subject to the other terms of this Agreement, the Borrower may from time to time convert all or any part of the outstanding amount of any Advance into another form of Advance.
5.3	Notice of Advances and Payments
(1)	The Borrower shall give the Agent irrevocable written notice, in the form of Schedule A, of any request for any Advance to it under the Credit. The Borrower shall also give the Agent irrevocable written notice in the same form of any payment by it (whether resulting from a repayment, prepayment, rollover or conversion of any Advance under the Credit) and each such payment shall be for an amount no less than Cdn. $5,000,000 or the aggregate amount of the Advances outstanding, whichever is less.

(2)	Notice in respect of a Prime Rate Advance or payment thereof shall be given on the Business Day prior to any such Advance or payment. Notices in respect of Advances by way of Banker’s Acceptance shall be given two Business Days prior to any such Advance. Any permanent reduction of the Credit shall only be effective on three Business Days notice as required by Section 5.4.
(3)	Notices shall be given not later than 11:00 a.m. (Toronto time) on the date for notice. Payments (other than those being made solely from the proceeds of rollovers and conversions) must be made prior to 11:00 a.m. (Toronto time) on the date for payment. If a notice or payment is not given or made by those times, it shall be deemed to have been given or made on the next Business Day, unless all Lenders affected by the late notice or payment agree, in their sole discretion, to accept a notice or payment at a later time as being effective on the date it is given or made.
5.4	Prepayments and Reductions
(1)	Subject to giving notice required by Section 5.3, the Borrower may from time to time repay Advances outstanding under the Credit without premium or penalty, except that Banker’s Acceptances and BA Equivalent Loans may not be paid prior to their respective maturity dates.
(2)	The Borrower may from time to time, by giving not less than three Business Days express written notice to the Agent, irrevocably notify the Agent of the cancellation of the Credit or of the permanent reduction of the committed amount of the Credit by an amount which shall be a minimum of Cdn. $5,000,000 and a whole multiple of Cdn. $1,000,000. The Borrower shall have no right to any increase in the committed amount of the Credit thereafter.
5.5 Prime Rate Advances
(1)	Upon timely fulfilment of all applicable conditions as set forth in this Agreement, the Agent, in accordance with the procedures set forth in Section 5.6, will make the requested amount of a Prime Rate Advance available to the Borrower on the Drawdown Date requested by the Borrower by crediting the Designated Account with such amount. Each Prime Rate Advance shall be in an aggregate minimum amount of Cdn. $5,000,000 and in a whole multiple of Cdn. $1,000,000. The Borrower shall pay interest to the Agent for the account of the Lenders at the Branch of Account on any such Advances outstanding from time to time hereunder at the applicable rate of interest specified in Section 2.6.
(2)	Interest on Prime Rate Advances shall be calculated and payable monthly on each Interest Payment Date. All interest shall accrue from day to day and shall be payable in arrears for the actual number of days elapsed from and including the date of Advance or the previous date on which interest was payable, as the case may be, to but excluding the date on which interest is payable, both before and after maturity, default and judgment, with interest on overdue interest at the same rate payable on demand.
(3)	Interest calculated with reference to the Prime Rate shall be calculated on the basis of a calendar year. Each rate of interest which is calculated with reference to a period (the “deemed interest period”) that is less than the actual number of days in the calendar year of calculation is, for the purposes of the Interest Act (Canada), equivalent to a rate based on a calendar year calculated by multiplying such rate of interest by the actual number of days in the calendar year of calculation and dividing by the number of days in the deemed interest period. Interest shall be calculated using the nominal rate of calculation, and will not be calculated using the effective rate method of calculation or any other basis that gives effect to the principle of deemed reinvestment of interest.

5.6	Co-ordination of Prime Rate Advances
Each Lender shall advance its Applicable Percentage of each Prime Rate Advance in accordance with the following provisions:
(a)	the Agent shall advise each Lender of its receipt of a notice from the Borrower pursuant to Section 5.3 on the day such notice is received and shall, as soon as possible, advise each Lender of such Lender’s Applicable Percentage of any Advance requested by the notice;

(b)	each Lender shall deliver its Applicable Percentage of the Advance to the Agent not later than 11:00 a.m. (Toronto time) on the Drawdown Date; and

(c)	unless a Lender notifies the Agent that a condition precedent to an Advance specified in this Agreement has not been met, the Agent shall advance to the Borrower the amount delivered by each Lender by crediting the Designated Account prior to 2:00 p.m. (Toronto time) on the Drawdown Date, but if the conditions precedent to the Advance are not met by 2:00 p.m. (Toronto time) on the Drawdown Date, the Agent shall return the funds to the Lenders or invest them in an overnight investment as orally instructed by each Lender until such time as the Advance is made.
5.7	Execution of Banker’s Acceptances
(1)	To facilitate the acceptance of Banker’s Acceptances hereunder, the Borrower hereby appoints each Lender as its attorney to sign and endorse on its behalf, as and when considered necessary by the Lender, an appropriate number of orders in the form prescribed by that Lender.
(2)	Each Lender may, at its option, execute any order in handwriting or by the facsimile or mechanical signature of any of its authorized officers, and the Lenders are hereby authorized to accept or pay, as the case may be, any order of the Borrower which purports to bear such a signature notwithstanding that any such individual has ceased to be an authorized officer of the Lender. Any such order or Banker’s Acceptance shall be as valid as if he or she were an authorized officer at the date of issue of the order or Banker’s Acceptance.
(3)	Any order or Banker’s Acceptance signed by a Lender as attorney for the Borrower, whether signed in handwriting or by the facsimile or mechanical signature of an authorized officer of a Lender, may be dealt with by the Agent or any Lender to all intents and purposes and shall bind the Borrower as if duly signed and issued by the Borrower.
(4)	The receipt by the Agent of a request for an Advance by way of Banker’s Acceptances shall be each Lender’s sufficient authority to execute, and each Lender shall, subject to the terms and conditions of this Agreement, execute orders in accordance with such request and the advice of the Agent given pursuant to Section 5.10, and the orders so executed shall thereupon be deemed to have been presented for acceptance.

5.8	Sale of Banker’s Acceptances
(1)	It shall be the responsibility of each Lender to arrange, in accordance with normal market practice, for the sale on each Drawdown Date of the Banker’s Acceptances to be accepted by that Lender, failing which the Lender shall purchase its Banker’s Acceptances.
(2)	In accordance with the procedures set forth in Section 5.10, the Agent will make the net proceeds of the requested Advance by way of Banker’s Acceptances received by it from the Lenders available to the Borrower on the Drawdown Date by crediting the Designated Account with such amount.
(3)	Notwithstanding the foregoing, if in the determination of the Required Lenders, acting reasonably, a market for Banker’s Acceptances does not exist at any time, or the Lenders cannot for other reasons, after reasonable efforts, readily sell Banker’s Acceptances or perform their other obligations under this Agreement with respect to Banker’s Acceptances, then upon at least one Business Day’s written notice by the Agent to the Borrower, the Borrower’s right to request Advances by way of Banker’s Acceptances shall be and remain suspended until the Agent notifies the Borrower that any condition causing such determination no longer exists (and the Agent shall be obligated to so notify the Borrower promptly following such occurrence).
5.9	Size and Maturity of Banker’s Acceptances and Rollovers
     Each Advance of Banker’s Acceptances shall be in a minimum amount of Cdn. $5,000,000 and integral multiples of Cdn. $1,000,000 and the maximum number of maturities of Banker’s Acceptances outstanding at any time shall not exceed fifteen. Each Banker’s Acceptance shall have a term of 1, 2, 3, 6 or, if available, or 12 months or such other periods after the date of acceptance of the order by a Lender, but no Banker’s Acceptance may mature on a date which is not a Business Day or after the Maturity Date. Subject to the terms and conditions of this Agreement, the face amount at maturity of a Banker’s Acceptance may be renewed as a Banker’s Acceptance (by repayment and reissue) or converted (by repayment) into another form of Advance.
5.10	Co-ordination of BA Advances
     Each Lender shall advance its Applicable Percentage of each Advance by way of Banker’s Acceptances in accordance with the provisions set forth below.
(1)	The Agent, promptly following receipt of a notice from the Borrower pursuant to Section 5.3 requesting an Advance by way of Banker’s Acceptances, shall advise each Lender of the aggregate face amount and term(s) of the Banker’s Acceptances to be accepted by it, which term(s) shall be identical for all Lenders. The aggregate face amount of Banker’s Acceptances to be accepted by a Lender shall be determined by the Agent by reference to the respective Commitments of the Lenders, except that, if the face amount of a Banker’s Acceptance would not be Cdn. $1,000 or a whole multiple thereof, the face amount shall be increased or reduced by the Agent in its sole discretion to the nearest whole multiple of Cdn. $1,000.

(2)	Each Lender shall transfer to the Agent at the Branch of Account for value not later than 11:00 a.m. (Toronto time) on each Drawdown Date immediately available Cdn. Dollars in an aggregate amount equal to the BA Discount Proceeds of all Banker’s Acceptances accepted and sold or purchased by the Lender on such Drawdown Date net of the applicable Banker’s Acceptance Fee and net of the amount required to pay any of its previously accepted Banker’s Acceptances that are maturing on the Drawdown Date or any of its other Advances that are being converted to Banker’s Acceptances on the Drawdown Date.
(3)	Unless a Lender notifies the Agent that a condition precedent to an Advance specified in this Agreement has not been met, the Agent shall advance to the Borrower the amount delivered by each Lender by crediting the Designated Account prior to 2:00 p.m. (Toronto time) on the Drawdown Date, but if the conditions precedent to the Advance are not met by 2:00 p.m. (Toronto time) on the Drawdown Date, the Agent shall return the funds to the Lenders or invest them in an overnight investment as orally instructed by each Lender until such time as the Advance is made.
(4)	Notwithstanding any other provision hereof, for the purpose of determining the amount to be transferred by a Lender to the Agent for the account of the Borrower in respect of the sale of any Banker’s Acceptance accepted by such Lender and sold or purchased by it, the proceeds of sale thereof shall be deemed to be an amount equal to the BA Discount Proceeds calculated with respect thereto. Accordingly, in respect of any particular Banker’s Acceptance accepted by it, a Lender in addition to its entitlement to retain the applicable Banker’s Acceptance Fee for its own account (a) shall be entitled to retain for its own account the amount, if any, by which the actual proceeds of sale thereof exceed the BA Discount Proceeds calculated with respect thereto, and (b) shall be required to pay out of its own funds the amount, if any, by which the actual proceeds of sale thereof are less than the BA Discount Proceeds calculated with respect thereto.
(5)	Whenever the Borrower requests an Advance that includes Banker’s Acceptances, each Lender that is not permitted by applicable law or by customary market practice to accept a Banker’s Acceptance (a “Non BA Lender”) shall, in lieu of accepting its pro rata amount of such Banker’s Acceptances, make available to the Borrower on the Drawdown Date a non-interest bearing loan (a “BA Equivalent Loan”) in Canadian Dollars and in an amount equal to the BA Discount Proceeds of its pro rata amount of the Banker’s Acceptances that the Non BA Lender would have been required to accept on the Drawdown Date if it were able to accept Banker’s Acceptances. The BA Discount Proceeds shall be calculated based on the BA Discount Rate. Each Non BA Lender shall also be entitled to deduct from the BA Equivalent Loan an amount equal to the Banker’s Acceptance Fee that would have been applicable had it been able to accept Banker’s Acceptances. The BA Equivalent Loan shall have a term equal to the term of the Banker’s Acceptances that the Non BA Lender would otherwise have accepted and the Borrower shall, at the end of that term, be obligated to pay the Non BA Lender an amount equal to the aggregate face amount of the Banker’s Acceptances that it would otherwise have accepted. All provisions of this Agreement applicable to Banker’s Acceptances and Lenders that accept Banker’s Acceptances shall apply mutatis mutandis to BA Equivalent Loans and Non BA Lenders and, without limiting the foregoing, Advances shall include BA Equivalent Loans.
5.11	Payment of Banker’s Acceptances
(1)	The Borrower shall provide for the payment to the Agent at the Branch of Account for the account of the applicable Lenders of the full face amount of each Banker’s Acceptance accepted for its account on the earlier of (a) the date of maturity of a Banker’s Acceptance, and (b) the date on which any Obligations become due and payable pursuant to Section 8.2. The Lenders shall be entitled to recover interest from the Borrower at a rate of interest per annum equal to the rate applicable to Prime Rate Advances under the Credit under which the Banker’s Acceptance was issued, compounded monthly, upon any amount payment of which has not been provided for by the Borrower in accordance with this Section. Interest shall be calculated from and including the date of maturity of each such Banker’s Acceptance up to but excluding the date such payment, and all interest thereon, is provided for by the Borrower, both before and after demand, default and judgment.
(2)	If the Borrower provides cash in response to any Obligations becoming due and payable under Section 8.2, it shall be entitled to receive interest on the cash provided in accordance with Section 11.12 as long as the cash is held as Collateral.
5.12	Deemed Advance – Banker’s Acceptances
     Except for amounts which are paid from the proceeds of a rollover of a Banker’s Acceptance or for which payment has otherwise been funded by the Borrower, any amount which a Lender pays to any third party on or after the date of maturity of a Banker’s Acceptance in satisfaction thereof or which is owing to the Lender in respect of such a Banker’s Acceptance on or after the date of maturity of such a Banker’s Acceptance, shall be deemed to be a Prime Rate Advance to the Borrower under this Agreement. Each Lender shall forthwith give notice of the making of such a Prime Rate Advance to the Borrower and the Agent (which shall promptly give similar notice to the other Lenders). Interest shall be payable on such Prime Rate Advances in accordance with the terms applicable to Prime Rate Advances.
5.13	Waiver
     The Borrower shall not claim from a Lender any days of grace for the payment at maturity of any Banker’s Acceptances presented and accepted by the Lender pursuant to this Agreement. The Borrower waives any defence to payment which might otherwise exist if for any reason a Banker’s Acceptance shall be held by a Lender in its own right at the maturity thereof, and the doctrine of merger shall not apply to any Banker’s Acceptance that is at any time held by a Lender in its own right.
5.14	Degree of Care
     Any executed orders to be used as Banker’s Acceptances shall be held in safekeeping with the same degree of care as if they were the Lender’s own property, and shall be kept at the place at which such orders are ordinarily held by such Lender.

5.15	Obligations Absolute
     The obligations of the Borrower with respect to Banker’s Acceptances under this Agreement shall be unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following circumstances:
(a)	any lack of validity or enforceability of any order accepted by a Lender as a Banker’s Acceptance; or

(b)	the existence of any claim, set-off, defence or other right which the Borrower may have at any time against the holder of a Banker’s Acceptance, a Lender or any other Person, whether in connection with this Agreement or otherwise.
5.16	Shortfall on Drawdowns, Rollovers and Conversions
     The Borrower agrees that:
(a)	the difference between the amount of an Advance requested by the Borrower by way of Banker’s Acceptances and the actual proceeds of the Banker’s Acceptances;

(b)	the difference between the actual proceeds of a Banker’s Acceptance and the amount required to pay a maturing Banker’s Acceptance, if a Banker’s Acceptance is being rolled over; and

(c)	the difference between the actual proceeds of a Banker’s Acceptance and the amount required to repay any Advance which is being converted to a Banker’s Acceptance;
shall be funded and paid by the Borrower from its own resources, by 11:00 a.m. on the day of the Advance or may be advanced as a Prime Rate Advance under the Credit if the Borrower is otherwise entitled to an Advance under the Credit.
5.17	Payment by the Borrower
(1)	Except as otherwise provided herein, all payments made by or on behalf of the Borrower pursuant to this Agreement shall be made to and received by the Agent and shall be distributed by the Agent to the Lenders as soon as possible upon receipt by the Agent. Except as otherwise provided in this Agreement (including Section 9.3(2), the Agent shall distribute:
(a)	payments of interest in accordance with each Lender’s Applicable Percentage of the Credit;

(b)	repayments of principal in accordance with each Lender’s Applicable Percentage of the Credit; or

(c)	all other payments received by the Agent including amounts received upon the realization of Security, in accordance with each Lender’s Applicable Percentage of the Credit provided, however, that with respect to proceeds of realization, no Lender shall receive an amount in excess of the amounts owing to it in respect of the Obligations.
(2)	If the Agent does not distribute a Lender’s share of a payment made by the Borrower to that Lender for value on the day that payment is made or deemed to have been made to the Agent, the Agent shall pay to the Lender on demand an amount equal to the product of (a) the Interbank Reference Rate per annum multiplied by (b) the Lender’s share of the amount received by the Agent from the Borrower and not so distributed, multiplied by (c) a fraction, the numerator of which is the number of days that have elapsed from and including the date of receipt of the payment by the Agent to but excluding the date on which the payment is made by the Agent to such Lender and the denominator of which is 365. The Agent shall be entitled to withhold any Tax applicable to any such payment as required by applicable laws.
5.18	Prohibited Rates of Interest
     It is the intention of the parties to comply with applicable usury laws now or hereafter enacted. Accordingly, notwithstanding any other provisions of this Agreement or any other Loan Document, in no event shall any Loan Document require the payment or permit the collection of interest or other amounts in an amount or at a rate in excess of the amount or rate that is permitted by law or in an amount or at a rate that would result in the receipt by the Lenders or the Agent of interest at a criminal rate, as the terms “interest” and “criminal rate” are defined under the Criminal Code (Canada). Where more than one such law is applicable to any Obligor, such Obligor shall not be obliged to make payment in an amount or at a rate higher than the lowest amount or rate permitted by such laws. If from any circumstances whatever, fulfilment of any provision of any Loan Document shall involve transcending the limit of validity prescribed by any applicable law for the collection or charging of interest, the obligation to be fulfilled shall be reduced to the limit of such validity, and if from any such circumstances the Agent or the Lenders shall ever receive anything of value as interest or deemed interest under any Loan Document in an amount that would exceed the highest lawful rate of interest permitted by any applicable law, such amount that would be excessive interest shall be applied to the reduction of the principal amount of the Credit, and not to the payment of interest, or if such excessive interest exceeds the unpaid principal balance of the Credit, the amount exceeding the unpaid balance shall be refunded to the Borrower. In determining whether or not the interest paid or payable under any specified contingency exceeds the highest lawful rate, the Obligors, the Agent and the Lenders shall, to the maximum extent permitted by applicable laws (a) characterize any non-principal payment as an expense, fee or premium rather than as interest, (b) exclude voluntary prepayments and the effects thereof, (c) amortize, prorate, allocate and spread the total amount of interest throughout the term of such indebtedness so that interest thereon does not exceed the maximum amount permitted by applicable laws, or (d) allocate interest between portions of such indebtedness to the end that no such portion shall bear interest at a rate greater than that permitted by applicable laws. For the purposes of the application of the Criminal Code (Canada), the effective annual rate of interest shall be determined in accordance with generally accepted actuarial practices and principles and in the event of any dispute, a certificate of a Fellow of the Canadian Institute of Actuaries appointed by the Agent shall be conclusive for the purpose of such determination.
ARTICLE 6
REPRESENTATIONS AND WARRANTIES
6.1	Representations and Warranties
     Each of the Obligors represents and warrants, with respect to itself and each other Obligor, to the Lenders as follows:
(1)	Corporate Authority
(a)	Each of the Obligors (i) is duly organized, validly existing and in good standing under the laws of its jurisdiction of formation, (ii) has all requisite corporate power to own its property and conduct its business as now conducted and as presently contemplated, and (iii) is in good standing and is duly authorized to do business in each jurisdiction in which its property or business as presently conducted or contemplated makes such qualification necessary, except where a failure to be so qualified could not reasonably be expected to have a Material Adverse Effect.

(b)	The execution, delivery and performance of its Loan Documents and the transactions contemplated hereby and thereby (i) are within the corporate authority of each of the Obligors, (ii) have been duly authorized by all necessary corporate proceedings on the part of each of the Obligors, (iii) do not conflict with or result in any breach or contravention of any provision of law, statute, rule or regulation to which any of the Obligors is subject, (iv) do not contravene any judgment, order, writ, injunction, license or permit applicable to any Obligor so as to have a Material Adverse Effect, and (v) do not conflict with any provision of the Constating Documents of any of the Obligors or any agreement or other instrument binding upon any Obligor, except for those conflicts with any such agreement or instrument which could not reasonably be expected to have a Material Adverse Effect.

(c)	The execution, delivery and performance of the Loan Documents by each of the Obligors will result in valid and legally binding obligations of each of the Obligors enforceable against each in accordance with the respective terms and provisions hereof and thereof, except as enforceability is limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting generally the enforcement of creditors’ rights generally and general principles of equity.
(2)	Governmental and Other Approvals
The execution, delivery and performance of the Loan Documents by each of the Obligors and the consummation by each of the Obligors of the transactions contemplated hereby and thereby do not require any approval or consent of, or filing with, any governmental agency or authority or other third party other than those already obtained and those required after the date hereof in connection with the Obligors’ performance of the covenants contained in this Agreement.
(3)	Title to Properties; Leases
Waste Management, Inc. and its Subsidiaries own all of the assets reflected in the consolidated balance sheet as at the Interim Balance Sheet Date (other than those assets not owned by Waste Management, Inc. or its Subsidiaries, but required to be consolidated under GAAP) or acquired since that date (except property and assets operated under capital leases or sold or otherwise disposed of in the ordinary course of business since that date), subject to no Encumbrances except Permitted Encumbrances.
(4)	Financial Statements; Solvency
(a)	There have been furnished to the Lenders consolidated balance sheets of Waste Management, Inc. dated the Balance Sheet Date and consolidated statements of operations for the fiscal periods then ended, certified by the independent auditors permitted under the U.S. Credit Agreement from time to time. In addition, there have been furnished to the Lenders consolidated balance sheets of Waste Management, Inc. and its Subsidiaries (including the Borrower) dated the Interim Balance Sheet Date and the related consolidated statements of operations for the fiscal quarter ending on the Interim Balance Sheet Date. All said balance sheets and statements of operations have been prepared in accordance with GAAP (but, in the case of any of such financial statements which are unaudited, only to the extent GAAP is applicable to interim unaudited reports), and fairly present, in all material respects, the financial condition of Waste Management, Inc. on a consolidated basis as at the close of business on the dates thereof and the results of operations for the periods then ended, subject, in the case of unaudited interim financial statements, to changes resulting from audit and normal year-end adjustments and to the absence of complete footnotes. There are no contingent liabilities of Waste Management, Inc. and its Subsidiaries involving material amounts, known to the officers of any of the Obligors, which have not been disclosed in said balance sheets and the related notes thereto or otherwise in writing to the Lenders.

(b)	Each of the Obligors on a consolidated basis (both before and after giving effect to the transactions contemplated by this Agreement) is solvent (i.e., it has assets having a fair value in excess of the amount required to pay its probable liabilities on its existing debts as they become absolute and matured) and has, and expects to have, the ability to pay its debts from time to time incurred in connection therewith as such debts mature.

(5)	No Material Changes, Etc.
Since the Balance Sheet Date, there have been no material adverse changes in the consolidated financial condition, business, assets or liabilities (contingent or otherwise) of Waste Management, Inc. and its Subsidiaries, taken as a whole, other than changes in the ordinary course of business which have not had a Material Adverse Effect.
(6)	Franchises, Patents, Copyrights, Etc.
Each of the Obligors possess all franchises, patents, copyrights, trademarks, trade names, licenses and permits, and rights in respect of the foregoing, adequate for the conduct of their business substantially as now conducted (other than those the absence of which would not have a Material Adverse Effect) without known conflict with any rights of others other than a conflict which would not have a Material Adverse Effect.
(7)	Litigation
Except as disclosed in Schedule 6.7 of the U.S. Credit Agreement, as such Schedule exists at the date of this Agreement, or in the Disclosure Documents, there are no actions, suits, proceedings or investigations of any kind pending or, to the knowledge of the Obligors, threatened against the Obligors before any court, tribunal or administrative agency or board which, either in any case or in the aggregate, could reasonably be expected to have a Material Adverse Effect.
(8)	No Materially Adverse Contracts, Etc.
None of the Obligors is subject to any restriction in its Constating Documents, corporate or other legal restriction, or any judgment, decree, order, rule or regulation which in the judgment of such Obligor’s officers has or could reasonably be expected in the future to have a Material Adverse Effect. None of the Obligors is a party to any contract or agreement which in the judgment of such Obligor’s officers has or could reasonably be expected to have any Material Adverse Effect, except as otherwise reflected in adequate reserves as required by GAAP.
(9)	Compliance With Other Instruments, Laws, Etc.
None of the Obligor is (a) violating any provision of its Constating Documents, or (b) violating any agreement or instrument to which any of them may be subject or by which any of them or any of their properties may be bound or any decree, order, judgment, or any statute, license, rule or regulation, in a manner which could (in the case of such agreements or such instruments) reasonably be expected to result in a Material Adverse Effect.
(10)	Tax Status
Each of the Obligors have filed all federal, state, provincial and territorial income and all other tax returns, reports and declarations (or obtained extensions with respect thereto) required by applicable law to be filed by them (unless and only to the extent that such Obligor has set aside on its books provisions reasonably adequate for the payment of all unpaid and unreported taxes as required by GAAP); and have paid all taxes and other governmental assessments and charges (other than taxes, assessments and other governmental charges imposed by jurisdictions other than the United States, Canada or any political subdivision thereof which in the aggregate are not material to the financial condition, business or assets of any Obligor on an individual basis or of Waste Management, Inc. on a consolidated basis) that are material in amount, shown or determined to be due on such returns, reports and declarations, except those being contested in good faith; and, as required by GAAP, have set aside on their books provisions reasonably adequate for the payment of all taxes for periods subsequent to the periods to which such returns, reports or declarations apply. Except to the extent contested in the manner permitted in the preceding sentence, there are no unpaid taxes in any material amount claimed by the taxing authority of any jurisdiction to be due and owing by any Obligor, nor do the officers of any Obligor know of any basis for any such claim.
(11)	No Event of Default
No Pending Event of Default or Event of Default has occurred hereunder and is continuing.
(12)	Holding Company and Investment Company Acts
None of the Obligors is a “holding company”, or a “subsidiary company” of a “holding company”, or an “affiliate” of a “holding company”, as such terms are defined in the Public Utility Holding Company Act of 1935; nor is any of them a “registered investment company”, or an “affiliated company” or a “principal underwriter” of a “registered investment company”, as such terms are defined in the Investment Company Act of 1940.
(13)	Absence of Financing Statements, Etc.
Except as permitted by §8.1 of the U.S. Credit Agreement, as such provision exists at the date of this Agreement, there is no Debt senior to the Obligations, and except for Permitted Encumbrances, there are no Encumbrances, or any effective financing statement, security agreement, chattel mortgage, real estate mortgage or other document filed, registered or recorded with any filing records, registry, or other public office, which purports to cover, affect or give notice of any present or possible future Encumbrances on any assets or property of any Obligor or right thereunder.
(14)	Environmental Matters
Each of the Obligors have taken all steps that they have deemed reasonably necessary to investigate the past and present condition and usage of its Real Property and the operations conducted by it and, based upon such diligent investigation, have determined that, except as set forth in Schedule 6.15 to the U.S. Credit Agreement, as such Schedule exists at the date of this Agreement, and in the Disclosure Documents:

(a)	None of the Obligors, nor any operator of their properties, is in violation, or alleged violation, of any judgment, decree, order, law, permit, license, rule or regulation pertaining to environmental matters, including without limitation, those arising under the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act of 1980 as amended (“CERCLA”), the Superfund Amendments and Reauthorization Act of 1986, the Federal Clean Water Act, the Federal Clean Air Act, the Toxic Substances Control Act, or any applicable international, federal, state, provincial, territorial or local statute, regulation, ordinance, order or decree relating to health, safety, waste transportation or disposal, or the environment (the “Environmental Laws”), which violation, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.
(b)	Except with respect to any such matters that could not reasonably be expected to have a Material Adverse Effect, none of the Obligors has received notice from any third party including, without limitation: any federal, state, provincial, territorial or local governmental authority, (i) that any one of them has been identified by the United States Environmental Protection Agency (“EPA”) as a potentially responsible party under CERCLA with respect to a site listed on the National Priorities List, 40 C.F.R. Part 300 Appendix B, (ii) that any hazardous waste, as defined by 42 U.S.C. §6903(5), any hazardous substances as defined by 42 U.S.C. §9601(14), any pollutant or contaminant as defined by 42 U.S.C. §9601(33) or any toxic substance, oil or hazardous materials or other chemicals or substances regulated by any Environmental Laws, excluding household hazardous waste (“Hazardous Substances”), which any one of them has generated, transported or disposed of, has been found at any site at which a federal, state, provincial, territorial or local agency or other third party has conducted or has ordered that an Obligor conduct a remedial investigation, removal or other response action pursuant to any Environmental Law, or (iii) that it is or shall be a named party to any claim, action, cause of action, complaint, legal or administrative proceeding arising out of any third party’s incurrence of costs, expenses, losses or damages of any kind whatsoever in connection with the Release of Hazardous Substances.
(c)	Except for those occurrences or situations that could not reasonably be expected to have a Material Adverse Effect (i) no portion of the Real Property or other assets of the Obligors has been used for the handling, processing, storage or disposal of Hazardous Substances except in accordance with applicable Environmental Laws, (ii) in the course of any activities conducted by the Obligors or their respective operators of the Real Property or other assets of the Obligors, no Hazardous Substances have been generated or are being used on such properties except in accordance with applicable Environmental Laws, (iii) there have been no unpermitted Releases or threatened Releases of Hazardous Substances on, upon, into or from the Real Property or other assets of the Obligors, and (iv) any Hazardous Substances that have been generated on the Real Property or other assets of the Obligors have been transported offsite only by carriers having an identification number issued by the EPA or other relevant Governmental Authority, treated or disposed of only by treatment or disposal facilities maintaining valid permits as required under applicable Environmental Laws, which transporters and facilities have been and are, to the Obligors’ knowledge, operating in compliance with such permits and applicable Environmental Laws.
(15)	Disclosure
No representation or warranty made by any Obligor in this Agreement or in any agreement, instrument, document, certificate, or financial statement furnished to the Lenders or the Agent by or on behalf of or at the request of the Borrower and any other Obligor in connection with any of the transactions contemplated by the Loan Documents contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained therein, taken as a whole, not misleading in light of the circumstances in which they are made.
(16)	Permits and Governmental Authority
All permits (other than those the absence of which could not reasonably be expected to have a Material Adverse Effect) required for the construction and operation of all landfills currently owned or operated by Waste Management, Inc. or the other Obligors have been obtained and remain in full force and effect and are not subject to any appeals or further proceedings or to any unsatisfied conditions that may allow material modification or revocation. None of the Obligors, to the knowledge of any such Obligor, or the holder of such permits, is in violation of any such permits, except for any violation which could not reasonably be expected to have a Material Adverse Effect.
6.2	Survival of Representations and Warranties
         The representations and warranties made in this Agreement shall survive the execution of this Agreement and all other Loan Documents until such time as all of the Obligations have been paid in full, and unless expressly stated to be made as of a specific date, shall be deemed to be repeated and made as of the date of each Advance (including any deemed Advance) and as of the date of delivery of each Compliance Certificate with the same force and effect as if made on and as of each such date, subject to modifications communicated by the Borrower to the Lenders in writing and accepted by the Required Lenders. The Lenders shall be deemed to have relied upon such representations and warranties at each such time as a condition of making an Advance hereunder or continuing to extend the Credit hereunder.
ARTICLE 7
COVENANTS
7.1 Financial Covenants of Waste Management, Inc.
     Waste Management, Inc. shall at all times maintain:
(a)	a Total Leverage Ratio of not greater than 3.50 to 1.00; and

(b)	an Interest Coverage Ratio of not less than 2.75 to 1.00.
     The foregoing ratios shall be calculated on a rolling four quarter basis, based on the most recently completed four fiscal quarters of Waste Management, Inc.
7.2	Positive Covenants
     During the term of this Agreement, each Obligor, as applicable, shall perform the covenants specified below:
(1)	Punctual Payment
The Borrower shall duly and punctually pay and perform its indebtedness, liabilities and obligations under this Agreement and under the other Loan Documents to which it is a party and each Guarantor shall duly and punctually pay and perform its indebtedness, liabilities and obligations under this Agreement and under the other Loan Documents to which it is a party, in each case, at the times and places and in the manner required by the terms hereof and thereof.
(2)	Chief Place of Business
The Borrower’s place of business is located at 5045 South Service Road, Suite 300, Burlington, Ontario L7L 5Y7. The Borrower will give 30 days’ prior written notice to the Agent of any change in its place of business.
(3)	Records and Accounts
Each of the Obligors will keep true and accurate records and books of account in which full, true and correct entries will be made in accordance with GAAP and with the requirements of all regulatory authorities and maintain adequate accounts and reserves for all taxes (including income taxes), depreciation, depletion, obsolescence and amortization of its properties, all other contingencies, and all other proper reserves.
(4)	Existence and Conduct of Business
Each of the Obligors will do or cause to be done all things necessary to preserve and keep in full force and effect its existence, rights and franchises; and effect and maintain its foreign qualifications (except where the failure to do so could not reasonably be expected to have a Material Adverse Effect), licensing, domestication or authorization, except as any of the foregoing may be terminated by its board of directors in the exercise of its reasonable judgment; provided that such termination could not reasonably be expected to have a Material Adverse Effect. None of the Obligors will become obligated under any contract or binding arrangement which, at the time it was entered into, could reasonably be expected to have a Material Adverse Effect. Each of the Obligors will continue to engage primarily in any of the businesses now conducted by it and in related, complementary or supplemental businesses, and any additional businesses acquired pursuant to the terms of §8.4(a) of the U.S. Credit Agreement, as such provision exists at the date of this Agreement.
(5)	Maintenance of Properties
Each of the Obligors will cause all material properties used or useful in the conduct of its businesses to be maintained and kept in good condition, repair and working order (ordinary wear and tear excepted) and supplied with all necessary equipment and cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in its judgment may be necessary so that the businesses carried on in connection therewith may be properly and advantageously conducted at all times; provided, however, that nothing in this Section 7.2(5) shall prevent any Obligor from discontinuing the operation and maintenance of any of its properties if such discontinuance is, in its judgment, desirable in the conduct of its business and could not reasonably be expected to have a Material Adverse Effect.
(6)	Insurance
Each Obligor shall maintain or cause to be maintained insurance on its property that satisfies the covenants and conditions of the U.S. Credit Agreement concerning insurance coverage from time to time. Whenever reasonably requested in writing by the Agent, it shall cause certificates evidencing such policies of insurance to be made available to the Agent to the same extent required to be delivered to the administrative agent under the U.S. Credit Agreement.
(7)	Taxes
Each Obligor will duly pay and discharge, or cause to be paid and discharged, before the same shall become overdue, all taxes, assessments and other governmental charges imposed upon it and its real properties, sales and activities, or any part thereof, or upon the income or profits therefrom, as well as all claims for labour, materials, or supplies, which if unpaid might by law become an Encumbrances upon any of its property; provided, however, that any such tax, assessment, charge, levy or claim need not be paid if the failure to do so (either individually, or in the aggregate for all such failures) could not reasonably be expected to have a Material Adverse Effect and the validity or amount thereof shall currently be contested in good faith by appropriate proceedings and if such Obligor shall have set aside on its books adequate reserves with respect thereto as required by GAAP; and provided, further, that each Obligor will pay all such taxes, assessments, charges, levies or claims prior to the foreclosure on any Encumbrance which may have attached as security therefor.
(8)	Inspection of Properties, Books and Contracts
Each Obligor will permit the Agent or any Lender or any of their respective designated representatives, upon reasonable notice, to visit and inspect any of its properties, to examine its books of account or contracts (and to make copies thereof and extracts therefrom), and to discuss its affairs, finances and accounts with, and to be advised as to the same by, its officers, all at such times and intervals as may be reasonably requested.

(9)	Compliance with Laws, Contracts, Licenses and Permits; Maintenance of Material Licenses and Permits

Each Obligor will (a) comply with the provisions of its Constating Documents, (b) comply with all agreements and instruments by which it or any of its properties may be bound except where non-compliance could not reasonably be expected to have a Material Adverse Effect, (c) comply with all applicable laws and regulations (including Environmental Laws), decrees, orders, judgments, licenses and permits, including, without limitation, all environmental permits (“Applicable Requirements”), except where non-compliance with such Applicable Requirements could not reasonably be expected to have a Material Adverse Effect, (d) maintain all operating permits for all landfills now owned or hereafter acquired, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect, and (e) dispose of hazardous waste only at licensed disposal facilities operating, to such Obligor’s knowledge, in compliance with Environmental Laws, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect. If at any time any authorization, consent, approval, permit or license from any officer, agency or instrumentality of any government shall become necessary or required in order that any Obligor may fulfill any of its obligations hereunder or under any other Loan Document, such Obligor will immediately take or cause to be taken all reasonable steps within its power to obtain such authorization, consent, approval, permit or license and furnish the Agent with evidence thereof.

(10)	Environmental Indemnification

Each of the Obligors covenants and agrees that it will indemnify and hold the Lenders and the Agent and their respective affiliates, and each of the representatives, agents and officers of each of the foregoing, harmless from and against any and all claims, expense, damage, loss or liability incurred by the Lenders or the Agent (including all reasonable costs of legal representation incurred by the Lenders or the Agent) relating to (a) any Release or threatened Release of Hazardous Substances on any of its Real Property, (b) any violation of any Environmental Laws or other Applicable Requirements with respect to conditions of the Real Property or other assets of the Obligors, or the operations conducted thereon, or (c) the investigation or remediation of offsite locations at which any of the Obligors, or their predecessors, are alleged to have directly or indirectly disposed of Hazardous Substances. It is expressly acknowledged by the Obligors that this covenant of indemnification shall survive the payment of the Obligations and termination of the Credit and shall inure to the benefit of the Lenders, the Agent and their affiliates, successors and assigns.

(11)	Further Assurances

Each of the Obligors will cooperate with the Agent and execute such further instruments and documents as the Agent shall reasonably request to carry out to the Required Lenders’ satisfaction the transactions contemplated by this Agreement.

(12)	Notice of Potential Claims or Litigation

Waste Management, Inc. shall deliver to the Agent written notice of the initiation of any action, claim, complaint, investigation or any other notice of dispute or litigation against any Obligor that could reasonably be expected to have a Material Adverse Effect, or which questions the validity or enforceability of any Loan Document, together with a copy of each such complaint or other notice received by such Obligor if requested by the Agent within 30 days of receipt thereof or of the determination that such action could reasonably be expected to have a Material Adverse Effect, whichever occurs later (and such Obligor will make such determination in each case as promptly as practicable).

(13)	Notice of Certain Events Concerning Environmental Claims

Waste Management, Inc. shall promptly, and in any event within ten Business Days of the Obligor obtaining knowledge thereof, notify the Agent of any of the following events:
(a)	any Obligor obtaining knowledge of any violation of any Environmental Law regarding its Real Property or operations which violation could reasonably be expected to have a Material Adverse Effect;

(b)	any Obligor obtaining knowledge of any potential or known Release, or threat of Release, of any Hazardous Substance at, from, or into any Real Property which could reasonably be expected to have a Material Adverse Effect;

(c)	any Obligor receiving any notice of any material violation of any Environmental Law or of any Release or threatened Release of Hazardous Substance, including a notice or claim of liability or potential responsibility from any third party (including any Governmental Authority) and including notice of any formal inquiry, proceeding, demand, investigation or other action with regard to (i) any Obligor’s or other Person’s operation of the Real Property of such Obligor, (ii) contamination on, from, or into the Real Property, or (iii) investigation or remediation of offsite locations at which any Obligor, or its predecessors, are alleged to have directly or indirectly disposed of Hazardous Substances, if any thereof could reasonably be expected to have a Material Adverse Effect; or

(d)	any Obligor obtaining knowledge that any expense or loss has been incurred by any Governmental Authority in connection with the assessment, containment, removal or remediation of any Hazardous Substance with respect to which any Obligor has been alleged to be liable by such Governmental

Authority or for which an Encumbrance may be imposed on any Real Property by such Governmental Authority, if any thereof could reasonably be expected to have a Material Adverse Effect.
(14)	Notice of Default

The Borrower will promptly notify the Agent in writing of the occurrence of any Pending Event of Default or Event of Default. If any Person shall give any notice or take any other action in respect of a claimed default (whether or not constituting an Event of Default) under this Agreement or any other note, evidence of indebtedness, indenture or other obligation evidencing indebtedness in excess of U.S. $25,000,000 as to which any Obligor is a party or obligor, whether as principal or surety, such Obligor shall promptly upon obtaining actual knowledge thereof give written notice thereof to the Agent, describing the notice of action and the nature of the claimed default.

(15)	Use of Proceeds

The proceeds of the Advances shall be used as set forth in Section 2.3.

(16)	Certain Transactions

Except as disclosed in the Disclosure Documents, and except for arm’s length transactions pursuant to which any Obligor makes payments in the ordinary course of business, none of such Obligor’s officers, directors, or employees (or any affiliate of such officers, directors or employees) are presently or shall be a party to any transaction with the Borrower or any Guarantor (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of the Borrower or any Guarantor, any corporation, partnership, trust or other entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner.

7.3	Reporting Requirements
     During the term of this Agreement, Waste Management, Inc. and the Borrower shall deliver or cause the delivery of the periodic reports specified below and shall give notices in the circumstances specified below, or cause notices to be given. All financial statements and other reports shall be prepared in accordance with GAAP applied on a consistent basis.
(1)	Periodic Financial Reports
(a)	Waste Management, Inc. shall, as soon as practicable and in any event within 60 days of the end of each of its fiscal quarters (excluding the fourth fiscal quarter), cause to be prepared and delivered to the Agent, its interim unaudited consolidated financial statements as at the end of such quarter.

(b)	Waste Management, Inc. shall, as soon as practicable and in any event within 100 days after the end of each of its fiscal years, prepare and deliver to the Agent its consolidated annual financial statements, audited by Ernst & Young LLP or other independent auditors reasonably acceptable to the Lenders.

(c)	Waste Management, Inc. shall, concurrently with the delivery of its quarterly financial statements and annual financial statements, provide the Agent with a Compliance Certificate.

(d)	Waste Management, Inc. shall provide to the Agent, promptly following the filing or mailing thereof, copies of all material of a financial nature filed by Waste Management, Inc. with the Securities and Exchange Commission or sent to the Waste Management Inc.’s stockholders generally.

(e)	The Obligors shall promptly provide the Agent with all other information, reports and certificates reasonably requested by the Lenders from time to time concerning the business, financial condition and property of the Borrower and each other Obligor.
7.4	Negative Covenants
     During the term of this Agreement, none of the Obligors shall, or shall cause or permit any other Obligor, to do any of the things specified in this Section 7.4.
(1)	Restrictions on Indebtedness

None of the Obligors (other than Waste Management, Inc.) will create, incur, assume, or be or remain liable, contingently or otherwise, with respect to any Debt, or become or be responsible in any manner (whether by agreement to purchase any obligations, stock, assets, goods or services, or to supply or advance any funds, assets, goods or services or otherwise) with respect to any Debt of any other Person (other than Waste Management, Inc. or any of its Subsidiaries), other than Debt which is permitted under §8.1 of the U.S. Credit Agreement, as such provision (and all references therein) exists at the date of this Agreement.

(2)	Restrictions on Encumbrances
(a)	None of the Obligors will create or incur or suffer to be created or incurred or to exist any Encumbrance of any kind upon any property or assets of any character, whether now owned or hereafter acquired, or upon the income or profits therefrom; or transfer any of such property or assets or the income or profits therefrom for the purpose of subjecting the same to the payment of Debt or performance of any other obligation in priority to payment of its general creditors; or acquire, or agree or have an option to acquire, any property or assets upon conditional sale or other title retention or purchase money security agreement, device or arrangement; or suffer to exist for a period of more than 30 days after the same shall have been incurred any Debt or claim or demand against it which if unpaid might by law or upon bankruptcy or insolvency, or otherwise, be given any priority whatsoever over its general creditors; or sell, assign, pledge or otherwise transfer any accounts, contract rights, general intangibles or chattel paper, with or without recourse, except for Permitted Encumbrances.

(b)	Each Obligor covenants and agrees that if any of them shall create or incur any Encumbrance upon any of their respective property or assets, whether now owned or hereafter acquired, other than Permitted Encumbrances (unless prior written consent shall have been obtained from the Lenders), the Obligors will make or cause to be made effective provision whereby the Obligations will be secured by such Encumbrance equally and ratably with any and all other Debt thereby secured so long as such other Debt shall be so secured; provided that the covenants of the Obligors contained in this sentence shall only be in effect for so long as the Obligors shall be similarly obligated under any other Debt; provided, further, that an Event of Default shall occur for so long as such other Debt becomes secured notwithstanding any actions taken by the Obligor to ratably secure the Obligations hereunder.
(3)	Restrictions on Investments

None of the Obligors may make or permit to exist or to remain outstanding any Investment, except to the extent that it may do so in compliance with §8.3 of the U.S. Credit Agreement, as such provision exists at the date of this Agreement,

(4)	Mergers, Consolidations, Sales.
(a)	No Obligor shall be a party to any amalgamation, merger, consolidation or exchange of stock except to the extent that it may do so in compliance with §8.4 of the U.S. Credit Agreement, as such provision exists at the date of this Agreement.

(b)	None of the Obligors shall sell, transfer, convey or lease any assets or group of assets, including the sale or transfer of any property owned by such Obligor in order then or thereafter to lease such property or lease other property which such Obligor intends to use for substantially the same purpose as the property being sold or transferred, or sell or assign, with or without recourse, any receivables, except to the extent that it may do so in compliance with §8.4(b) of the U.S. Credit Agreement, as such provision exists at the date of this Agreement.
(5)	Restricted Distributions and Redemptions

None of the Obligors will (a) declare or pay any Distributions, or (b) redeem, convert, retire or otherwise acquire shares of any class of its capital stock unless such action is permitted under §8.5 of the U.S. Credit Agreement, as such provision exists at the date of this Agreement.

ARTICLE 8
DEFAULT
8.1	Events of Default
     The occurrence of any one or more of the following events shall constitute an Event of Default under this Agreement:
(a)	the Borrower fails to pay, whether by acceleration or otherwise, any amount of principal (including any amount relating to a Banker’s Acceptance) when due; or

(b)	the Borrower fails to pay any amount of interest, fees, commissions or other Obligations (other than amounts on account of principal) when due, and such failure continues for five Business Days after the date of such default; or

(c)	there occurs a breach of any of the covenants in Section 7.1 or Section 7.4; or

(d)	any Obligor makes any representation or warranty in any Loan Document, or in any written statement or certificate made or delivered pursuant to this Agreement which shall prove to have been false in any material respect upon the date when made or deemed to be made; or

(e)	there is a breach of any covenant, condition or other provision of any Loan Document (other than a breach which is specifically dealt with elsewhere in this Section 8.1), by any party thereto other than the Agent or the Lenders, and such breach, if capable of being remedied, is not corrected or otherwise remedied within 30 days after the Agent or any Lender gives written notice thereof to the Borrower; or

(f)	any Obligor shall fail to pay when due, or within any applicable period of grace, any Debt or obligations under Swap Contracts in an aggregate amount greater than U.S. $50,000,000, or fail to observe or perform any material term, covenant or agreement contained in any one or more agreements by which it is bound, evidencing or securing any Debt or obligations under Swap Contracts in an aggregate amount greater than U.S. $50,000,000 for such period of time as would permit, or would have permitted (assuming the giving of appropriate notice if required) the holder or holders thereof or of any obligations issued thereunder to accelerate the maturity thereof or terminate its commitment with respect thereto; or

(g)	any Obligor makes an assignment for the benefit of creditors, or admits in writing its inability to pay or generally fails to pay its debts as they mature or become due, or petitions or applies for the appointment of a trustee or other custodian, liquidator or receiver of any Obligor, or of any substantial part of the assets of any Obligor or commences any case or other proceeding relating to any Obligor under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation or similar law of any jurisdiction, now or hereafter in effect, or takes any action to authorize or in furtherance of any of the foregoing, or if any such petition or application is filed or any such case or other proceeding is commenced against any Obligor or any Obligor indicates its approval thereof, consent thereto or acquiescence therein; or

(h)	if a decree or order is entered appointing any such trustee, custodian, liquidator or receiver or adjudicating any Obligor bankrupt or insolvent, or approving a petition in any such case or other proceeding, or a decree or order for relief is entered in respect of any Obligor in an involuntary case under the bankruptcy laws of any jurisdiction as now or hereafter constituted; or

(i)	if there shall remain in force, undischarged, unsatisfied and unstayed, for more than 30 days, whether or not consecutive, any final judgment against any Obligor which, with other outstanding final judgments against any Obligor, exceeds in the aggregate U.S. $25,000,000 after taking into account any undisputed insurance coverage; or

(j)	if any of the Loan Documents shall be cancelled, terminated, revoked or rescinded otherwise than in accordance with the terms thereof or with the express prior written agreement, consent or approval of the Lenders, or any action at law, suit or in equity or other legal proceeding to cancel, revoke or rescind any of the Loan Documents shall be commenced by or on behalf of any Obligor, or any of their respective stockholders, or any court or any other governmental or regulatory authority or agency of competent jurisdiction shall make a determination that, or issue a judgment, order, decree or ruling to the effect that, any one or more of the Loan Documents is illegal, invalid or unenforceable in accordance with the terms thereof; or

(k)	the Borrower ceases to be directly or indirectly wholly-owned by Waste Management, Inc.; or

(l)	the occurrence of any Event of Default (as such term is defined in the U.S. Credit Agreement as at the date of this Agreement) under the U.S. Credit Agreement.
8.2	Acceleration and Termination of Rights, Pre-Acceleration Rights

(1)	If any Event of Default occurs, no Lender shall be under any further obligation to make Advances and the Required Lenders may instruct the Agent to give notice to the Borrower (a) declaring the Lenders’ obligations to make Advances to be terminated, whereupon the same shall forthwith terminate, (b) declaring the Obligations or any of them to be forthwith due and payable, whereupon they shall become and be forthwith due and payable without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower, and/or (c) demanding that the Borrower deposit forthwith with the Agent for the Lenders’ benefit Collateral equal to the full face amount at maturity of all Banker’s Acceptances then outstanding for its account.

(2)	Notwithstanding the preceding paragraph, if any Obligor becomes a bankrupt (voluntarily or involuntarily), or institutes any proceeding seeking liquidation, dissolution, arrangement, winding-up, relief of debtors or from creditors or the appointment of a receiver or trustee over any material part of its property or analogous proceeding in any jurisdiction, then without prejudice to the other rights of the Lenders as a result of any such event, without any notice or action of any kind by the Agent or any Lender, and without presentment, demand or protest, the Lenders’ obligation to make Advances shall immediately terminate, the Obligations shall immediately become due and payable and the Borrower shall be obligated to deposit forthwith with the Agent for the Lenders’ benefit Collateral equal to the full face amount at maturity of all Banker’s Acceptances then outstanding for its account

8.3	Payment of Banker’s Acceptances

(1)	Immediately upon any Obligations becoming due and payable under Section 8.2, the Borrower shall, without necessity of further act or evidence, be and become thereby unconditionally obligated to deposit forthwith with the Agent for the benefit of the Lenders, Collateral equal to the full face amount at maturity of Banker’s Acceptances then outstanding for its account and the Borrower hereby unconditionally promises and agrees to deposit with the Agent immediately upon such demand Collateral in the amount so demanded. The Borrower authorizes the Lenders, or any of them, to debit its accounts with the amount required to pay such Banker’s Acceptances, notwithstanding that such Banker’s Acceptances may be held by the Lenders, or any of them, in their own right at maturity. Amounts paid to the Agent pursuant to such a demand in respect of Banker’s Acceptances shall be applied against, and shall reduce, pro rata among the Lenders, to the extent of the amounts paid to the Agent in respect of Banker’s Acceptances, the obligations of the Borrower to pay amounts then or thereafter payable under Banker’s Acceptances, at the times amounts become payable thereunder.

(2)	The Borrower shall be entitled to receive interest on cash held by the Agent as Collateral in accordance with Section 11.12.

8.4	Remedies
     Upon the occurrence of any event by which any of the Obligations become due and payable under Section 8.2, the Security shall become immediately enforceable and the Required Lenders may instruct the Agent to take such action or proceedings on behalf of the Lenders and in compliance with applicable laws as the Required Lenders in their sole discretion deem expedient to enforce the same, all without any additional notice, presentment, demand, protest or other formality, all of which are hereby expressly waived by the Obligors.

8.5	Saving
     Neither the Agent nor any Lender shall be under any obligation to any Obligor or any other Person to realize any collateral or enforce the Security or any part thereof or to allow any of the collateral to be sold, dealt with or otherwise disposed of. None of the Agent or any Lender shall be responsible or liable to any Obligor or any other Person for any loss or damage upon the realization or enforcement of, the failure to realize or enforce the collateral or any part thereof or the failure to allow any of the collateral to be sold, dealt with or otherwise disposed of or for any act or omission on their respective parts or on the part of any director, officer, agent, servant or adviser in connection with any of the foregoing, except that the Agent and each Lender may be responsible or liable for any loss or damage arising from its wilful misconduct or gross negligence.
8.6	Perform Obligations
     If an Event of Default has occurred and is continuing and any Obligor has failed to perform any of its covenants or agreements in the Loan Documents, the Required Lenders, may, but shall be under no obligation to, instruct the Agent on behalf of the Lenders to perform any such covenants or agreements in any manner deemed fit by the Required Lenders without thereby waiving any rights to enforce the Loan Documents. The reasonable expenses (including any legal costs) paid by the Agent and/or the Lenders in respect of the foregoing shall be secured by the Security.
8.7	Third Parties
     No Person dealing with the Lenders or any agent of the Lenders shall be concerned to inquire whether the Security has become enforceable, or whether the powers which the Lenders are purporting to exercise have become exercisable, or whether any Obligations remain outstanding upon the security thereof, or as to the necessity or expediency of the stipulations and conditions subject to which any sale shall be made, or otherwise as to the propriety or regularity of any sale or other disposition or any other dealing with the collateral charged by such Security or any part thereof.
8.8	Remedies Cumulative
     The rights and remedies of the Lenders under the Loan Documents are cumulative and are in addition to and not in substitution for any rights or remedies provided by applicable laws. Any single or partial exercise by the Lenders of any right or remedy for a default or breach of any term, covenant, condition or agreement herein contained shall not be deemed to be a waiver of or to alter, affect, or prejudice any other right or remedy or other rights or remedies to which the Lenders may be lawfully entitled for the same default or breach. Any waiver by the Lenders of the strict observance, performance or compliance with any term, covenant, condition or agreement herein contained, and any indulgence granted by the Lenders shall be deemed not to be a waiver of any subsequent default.

ARTICLE 9
THE AGENT AND THE LENDERS
9.1	Authorization of Agent
     Each Lender irrevocably designates and appoints the Agent as its agent hereunder and under the other Loan Documents for all purposes of the Credit, including for the purpose of holding and enforcing the Security in accordance with and subject to the terms hereof and the terms of the other Loan Documents, and authorizes it on behalf of such Lender to take such action and to exercise such rights, powers and discretions as are expressly delegated to it under this Agreement and the other Loan Documents and on the terms hereof or thereof together with such other rights, powers and discretions as are reasonably incidental thereto. The Agent may perform any of its duties hereunder or thereunder by or through its agents, officers or employees, its Affiliates or its Affiliates’ agents, officers or employees. The Agent hereby accepts each such appointment. Each such appointment may only be terminated as expressly provided in this Agreement. The Agent shall have only those duties and responsibilities which are of a solely mechanical and administrative nature and which are expressly specified in this Agreement, and it may perform such duties by or through its agents or employees, but shall not by reason of this Agreement have a fiduciary duty in respect of any Lender. As to any matters not expressly provided for by this Agreement, the Agent is not required to exercise any discretion or to take any action, but is required to act or to refrain from acting (and is fully protected in so acting or refraining from acting) upon the instructions of the Lenders or the Required Lenders, as the case may be. Those instructions shall be binding upon all Lenders, but the Agent is not required to take any action which exposes the Agent to personal liability or which is contrary to this Agreement or applicable law.
9.2	Disclaimer of Agent
     The Agent makes no representation or warranty, and assumes no responsibility with respect to the due execution, legality, validity, sufficiency, enforceability or collectability of this Agreement or any other Loan Document; provided, however, that the foregoing shall not be construed to relieve the Agent from the performance of its own duties and responsibilities as set forth herein. The Agent assumes no responsibility for the financial condition of any Obligor, or for the performance of the obligations of any Obligor under this Agreement or any other Loan Document. The Agent assumes no responsibility with respect to the accuracy, authenticity, legality, validity, sufficiency or enforceability of any documents, papers, materials or other information furnished by or on behalf of any Obligor to the Agent on behalf of the Lenders. The Agent shall not be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained herein or as to the use of the proceeds of the Credit or (unless the officers or employees of the Agent active in their capacity as officers or employees on the Borrower’s accounts have actual knowledge thereof, or have been notified thereof in writing by an Obligor) of the existence or possible existence of any Event of Default or Pending Event of Default. Neither the Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them as Agent under or in connection with the Agreement except for its or their own gross negligence or wilful misconduct. With respect to its Commitment, the Advances made by the Lender that is acting as Agent, and all amounts payable with respect thereto, the Agent shall have the same rights and powers hereunder as any other Lender, and may exercise the same as though it were not performing the duties and functions delegated to it as Agent hereunder.
9.3	Failure of Lender to Fund
(1)	Unless the Agent has actual knowledge that a Lender has not made or will not make available to the Agent for value on a Drawdown Date the applicable amount required from such Lender pursuant to Sections 5.6 or 5.10, the Agent shall be entitled to assume that such amount has been or will be received from such Lender when so due and the Agent may (but shall not be obliged to), in reliance upon such assumption, make available to the Borrower a corresponding amount. If such amount is not in fact received by the Agent from such Lender on such Drawdown Date and the Agent has made available a corresponding amount to the Borrower on such Drawdown Date as aforesaid, such Lender shall pay to the Agent on demand such amount together with an amount equal to the product of (a) the Interbank Reference Rate per annum multiplied by (b) the amount that should have been paid to the Agent by such Lender on such Drawdown Date and was not, multiplied by (c) a fraction, the numerator of which is the number of days that have elapsed from and including such Drawdown Date to but excluding the date on which the amount is received by the Agent from such Lender and the denominator of which is the number of days in the calendar year in which the same is to be ascertained. A certificate of the Agent containing details of the amounts owing by a Lender under this Section shall be binding and conclusive in the absence of manifest error. If any such principal amount is not in fact received by the Agent from such Lender on such Drawdown Date, the Agent shall be entitled to recover from the Borrower, on demand, the related amount made available by the Agent to the Borrower as aforesaid together with interest thereon at the applicable rate per annum payable by the Borrower hereunder.
(2)	Notwithstanding the provisions of Section 9.3(1), if any Lender fails to make available to the Agent its Applicable Percentage of any Advance (such Lender being herein called the “Defaulting Lender”), the Agent shall forthwith give notice of such failure by the Defaulting Lender to the Borrower and the other Lenders. The Agent shall then forthwith give notice to the other Lenders that any Lender may make available to the Agent all or any portion of the Defaulting Lender’s Applicable Percentage of such Advance (but in no way shall any other Lender or the Agent be obliged to do so) in the place of the Defaulting Lender. If more than one Lender gives notice that it is prepared to make funds available in the place of a Defaulting Lender in such circumstances and the aggregate of the funds which such Lenders (herein collectively called the “Contributing Lenders” and individually called the “Contributing Lender”) are prepared to make available exceeds the amount of the Advance which the Defaulting Lender failed to make, then each Contributing Lender shall be deemed to have given notice that it is prepared to make available its Applicable Percentage of such Advance based on the Contributing Lenders’ relative commitments to advance in such circumstances. If any Contributing Lender makes funds available in the place of a Defaulting Lender in such circumstances, then the Defaulting Lender shall pay to each Contributing Lender making the funds available in its place, forthwith on demand, each amount advanced on its behalf together with interest thereon at the rate applicable to such Advance from the date of advance to the date of payment, against payment by the applicable Contributing Lender making the funds available of all interest received in respect of the Advance from the Borrower. The failure of any Lender to make available to the Agent its Applicable Percentage of any Advance as required herein shall not relieve any other Lender of its obligations to make available to the Agent its Applicable Percentage of any Advance as required herein.

9.4	Payments by the Borrower

(1)	All payments made by or on behalf of the Borrower pursuant to this Agreement shall be made to and received by the Agent and shall be distributed by the Agent to the Lenders as soon as possible upon receipt by the Agent. The Agent shall distribute:
(a)	payments of interest in accordance with each Lender’s Applicable Percentage of the Credit;

(b)	repayments of principal in accordance with each Lender’s Applicable Percentage of the Credit; and

(c)	all other payments received by the Agent including amounts received upon the enforcement of the Security in accordance with each Lender’s Applicable Percentage of the Credit provided, however, that with respect to proceeds of realization, no Lender shall receive an amount in excess of the amounts owing to it in respect of the Obligations.
(2)	If the Agent does not distribute a Lender’s share of a payment made by the Borrower to that Lender for value on the day that payment is made or deemed to have been made to the Agent, the Agent shall pay to the Lender on demand an amount equal to the product of (a) the Interbank Reference Rate per annum multiplied by (b) the Lender’s share of the amount received by the Agent from the Borrower and not so distributed, multiplied by (c) a fraction, the numerator of which is the number of days that have elapsed from and including the date of receipt of the payment by the Agent to but excluding the date on which the payment is made by the Agent to such Lender and the denominator of which is the number of days in the calendar year in which the same is to be ascertained.

9.5	Payments by Agent

(1)	For greater certainty, the following provisions shall apply to any and all payments made by the Agent to the Lenders hereunder:
(a)	the Agent shall be under no obligation to make any payment (whether in respect of principal, interest, fees or otherwise) to any Lender until an amount in respect of such payment has been received by the Agent from the Borrower;

(b)	if the Agent receives less than the full amount of any payment of principal, interest, fees or other amount owing by the Borrower under this Agreement, the Agent shall have no obligation to remit to each Lender any amount other than such Lender’s Applicable Percentage of the amount actually received by the Agent;

(c)	if any Lender advances more or less than its Applicable Percentage of a Credit, such Lender’s entitlement to payment shall be increased or reduced, as the case may be, in proportion to the amount actually advanced by such Lender;

(d)	if a Lender’s Applicable Percentage of an Advance has been advanced, or a Lender’s Commitment has been outstanding, for less than the full period to which any payment (other than a payment of principal) by the Borrower relates, such Lender’s entitlement to such payment shall be reduced in proportion to the length of time such Lender’s Applicable Percentage of the relevant Credit or such Lender’s Commitment, as the case may be, has actually been outstanding;

(e)	the Agent acting reasonably and in good faith shall, after consultation with the Lenders in the case of any dispute, determine in all cases the amount of all payments to which each Lender is entitled and such determination shall, in the absence of manifest error, be binding and conclusive; and

(f)	upon request, the Agent shall deliver a statement detailing any of the payments to the Lenders referred to herein.
(2)	Unless the Agent has actual knowledge that the Borrower has not made or will not make a payment to the Agent for value on the date in respect of which the Borrower has notified the Agent that the payment will be made, the Agent shall be entitled to assume that such payment has been or will be received from the Borrower when due and the Agent may (but shall not be obliged to), in reliance upon such assumption, pay the Lenders corresponding amounts. If the payment by the Borrower is in fact not received by the Agent on the required date and the Agent has made available corresponding amounts to the Lenders, the Borrower shall, without limiting its other obligations under this Agreement, indemnify the Agent against any and all liabilities, obligations, losses, damages, penalties, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on or incurred by the Agent as a result, except for those arising from the Agent’s gross negligence or wilful misconduct. A certificate of the Agent with respect to any amount owing by the Borrower under this Section shall be prima facie evidence of the amount owing in the absence of manifest error. If the payment is not received by the Agent from the Borrower within a reasonable time following the disbursement to the Lenders by the Agent, the Lenders shall return the amounts received by them to the Agent with interest at the Interbank Reference Rate.

9.6	Direct Payments
     The Lenders agree among themselves that, except as otherwise provided for in this Agreement (including but not limited to Sections 11.9 and 11.10), and except as necessary to adjust for Advances that are not in each Lender’s Applicable Percentage under the Credit, all sums received by a Lender relating to this Agreement or by virtue of the Security, whether received by voluntary payment, by the exercise of the right of set off or compensation or by counterclaim, cross action or as proceeds of realization of any Security or otherwise, shall be shared by each Lender in its Applicable Percentage under the Credit and each Lender undertakes to do all such things as may be reasonably required to give full effect to this Section, including, all things as shall be necessary to cause the Lender in receipt of such sum to share the excess amount rateably in its Applicable Percentage under the Credit with the other Lenders. If any sum which is so shared is later recovered from the Lenders who originally received it, the Lender shall restore its Applicable Percentage under the Credit of such sum to such Lenders, without interest. If any Lender shall obtain any payment of moneys due under this Agreement as referred to above, it shall forthwith remit such payment to the Agent and, upon receipt, the Agent shall distribute such payment in accordance with the provisions of Section 9.5.
9.7	Administration of the Credit

(1)	Unless otherwise specified herein, the Agent shall perform the following duties under this Agreement:
(a)	take delivery of each Lender’s Applicable Percentage of an Advance and make all Advances hereunder in accordance with the procedures set forth in Sections 5.6 and 5.10;

(b)	use reasonable efforts to collect promptly all sums due and payable by the Borrower pursuant to this Agreement;

(c)	make all payments to the Lenders in accordance with the provisions hereof;

(d)	hold the Security on behalf of the Lenders;

(e)	hold all legal documents relating to the Credit, maintain complete and accurate records showing all Advances made by the Lenders, all remittances and payments made by the Borrower to the Agent, all remittances and payments made by the Agent to the Lenders and all fees or any other sums received by the Agent and, except for accounts, records and documents relating to the fees payable by the Borrower to the Agent in its capacity as Agent under the Agency Fee Letter or the Arrangers under the Fee Letter, allow each Lender and their respective advisors to examine such accounts, records and documents at their own expense, and provide any Lender, upon reasonable notice, with such copies thereof or information contained therein as such Lender may reasonably require from time to time at the Lender’s expense;

(f)	except as otherwise specifically provided for in this Agreement, promptly advise each Lender upon receipt of each notice and deliver to each Lender, promptly upon receipt, all other written communications furnished by any Obligor to the Agent on behalf of the Lenders pursuant to this Agreement, including copies of financial reports and certificates which are to be furnished to the Agent; and

(g)	upon learning of same, promptly advise each Lender in writing of the occurrence of an Event of Default or Pending Event of Default or the occurrence of any event, condition or circumstance which would or could reasonably be expected to have a Material Adverse Effect or of any material adverse information coming to the attention of the Agent (using reasonable efforts) relative to the Security or of the occurrence of any material adverse change in the financial condition or property of any Obligor, provided that, except as aforesaid, the Agent shall be under no duty or obligation whatsoever to provide any notice to the Lenders and further provided that each Lender hereby agrees to notify the Agent of any Event of Default or Pending Event of Default of which it may become aware.
(2)	The Agent may take the following actions only with the prior consent of the Required Lenders, unless otherwise specified in this Agreement:
(a)	subject to Section 9.7(3), exercise any and all rights of approval conferred upon the Lenders by this Agreement;

(b)	give written notice to any Obligor in respect of any matter in respect of which notice may be required, permitted, necessary or desirable in accordance with or pursuant to this Agreement, promptly after receiving the consent of the Required Lenders, except that the Agent shall, without direction from the Lenders, immediately give the Borrower notice of any payment that is due or overdue under the terms of this Agreement unless the Agent considers that it should request the direction of the Required Lenders, in which case the Agent shall promptly request that direction;

(c)	amend, modify or waive any of the terms of this Agreement, including waiver of an Event of Default or Pending Event of Default, if such action is not otherwise provided for in Section 9.7(3);

(d)	declare an Event of Default or take, or cause to be taken by the Agent, action to enforce performance of the Obligations and to realize upon the Security, including the appointment of a receiver, the exercise of powers of distress, lease or sale given by the Security or by law and the taking of foreclosure proceedings and/or the pursuit of any other legal remedy necessary;

(e)	decide to accelerate the amounts outstanding under the Credit; and

(f)	pay, or instruct the Agent to pay insurance premiums, Taxes and any other sums as may be reasonably required to protect the interests of the Lenders.
(3)	The Agent may take the following actions only if the prior unanimous consent of the Lenders is obtained, unless otherwise specified herein:
(a)	amend, modify, discharge, terminate or waive any of the terms of the Security;

(b)	amend, modify, discharge, terminate or waive any of the terms of this Agreement or the Security if such amendment, modification, discharge, termination or waiver would increase the amount of the Credit, amend the purpose of the Credit, reduce the interest rates and similar charges applicable to the Credit, reduce the fees payable with respect to the Credit, extend any date fixed for payment of principal, interest or any other amount relating to the Credit or extend the term of the Credit; and

(c)	amend the definition of “Required Lenders” or this Section 9.7(3).
For greater certainty, no Lender’s Commitment or Applicable Percentage may be amended without the consent of that Lender.

(4)	To the extent that any Obligor or any Affiliate of a Obligor becomes a Lender, such Lender shall not be permitted to vote on or consent to any matter under this Agreement on or to which a Lender may vote or consent and the Commitment of such Lender shall be deemed not to be outstanding for the purposes of determining whether a specified majority has been achieved.

(5)	Notwithstanding Sections 9.7(2) and 9.7(3) the Agent may, without the consent of the Lenders (but with the consent of the Borrower), make, or cause to be made, amendments to the Loan Documents that are for the sole purpose of curing any immaterial or administrative ambiguity, defect or inconsistency, but shall immediately notify the Lenders of any such action.

(6)	As between the Obligors, on the one hand, and the Agent and the Lenders, on the other hand:
(a)	all statements, certificates, consents and other documents which the Agent purports to deliver on behalf of the Lenders or the Required Lenders shall be binding on each of the Lenders, and none of the Obligors shall be required to ascertain or confirm the authority of the Agent in delivering such documents;

(b)	all certificates, statements, notices and other documents which are delivered by any Obligor to the Agent in accordance with this Agreement shall be deemed to have been duly delivered to each of the Lenders;

(c)	all payments which are delivered by the Borrower to the Agent in accordance with this Agreement shall be deemed to have been duly delivered to each of the Lenders; and

(d)	unless a Pending Event of Default or an Event of Default has occurred and is continuing, the Borrower’s consent to the appointment of any Successor Agent must be obtained, but the Borrower’s consent shall not be unreasonably withheld.

9.8	Rights of Agent

(1)	In administering the Credit, the Agent may retain, at the expense of the Lenders if such expenses are not recovered from the Borrower, such solicitors, counsel, auditors and other experts and agents as the Agent may select, in its sole discretion, acting reasonably and in good faith after consultation with the Lenders.

(2)	The Agent shall be entitled to rely on any communication, instrument or document believed by it to be genuine and correct and to have been signed by the proper individual or individuals, and shall be entitled to rely and shall be protected in relying as to legal matters upon opinions of independent legal advisors selected by it. The Agent may also assume that any representation made by any Obligor is true and that no Event of Default or Pending Event of Default has occurred unless the officers or employees of the Lender acting as Agent, active in their capacity as officers or employees responsible for the Borrower’s and the Guarantors’ accounts, have actual knowledge to the contrary or have received notice to the contrary from any other party to this Agreement.

(3)	The Agent may, without any liability to account, accept deposits from and lend money to and generally engage in any kind of banking, or other business with any Obligor, as if it were not the Agent.

(4)	Except in its own right as a Lender, the Agent shall not be required to advance its own funds for any purpose, and in particular, shall not be required to pay with its own funds insurance premiums, taxes or public utility charges or the cost of repairs or maintenance with respect to the assets which are the subject matter of the Security, nor shall it be required to pay with its own funds the fees of solicitors, counsel, auditors, experts or agents engaged by it as permitted hereby.

(5)	The Agent shall be entitled to receive a fee for acting as Agent as agreed between the Agent and the Borrower from time to time.

9.9	Acknowledgements, Representations and Covenants of Lenders

(1)	It is acknowledged and agreed by each Lender that it has itself been, and will continue to be, solely responsible for making its own independent appraisal of and investigations into the financial condition, creditworthiness, property, affairs, status and nature of the Obligors. Accordingly, each Lender confirms to the Agent that it has not relied, and will not hereafter rely, on the Agent (a) to check or inquire on its behalf into the adequacy or completeness of any information provided by any Obligor under or in connection with this Agreement or the transactions herein contemplated (whether or not such information has been or is hereafter distributed to such Lender by the Agent), or (b) to assess or keep under review on its behalf the financial condition, creditworthiness, property, affairs, status or nature of Obligors.

(2)	Each Lender represents and warrants that it has the legal capacity to enter into this Agreement pursuant to its charter and any applicable legislation and has not violated its charter, constating documents or any applicable legislation by so doing.

(3)	Each Lender agrees to indemnify the Agent (to the extent not reimbursed by the Borrower), rateably according to its Applicable Percentage from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against the Agent in any way relating to or arising out of the Loan Documents or the transactions therein contemplated, provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Agent’s gross negligence or wilful misconduct. Without limiting the generality of the foregoing, each Lender agrees to reimburse the Agent for its Applicable Percentage of any out of pocket expenses (including counsel fees) incurred by the Agent in connection with the preservation of any rights of the Agent or the Lenders under, or the enforcement of, or legal advice in respect of rights or responsibilities under this Agreement, to the extent that the Agent is not reimbursed for such expenses by the Borrower. The obligation of the Lenders to indemnify the Agent shall survive the termination of this Agreement and shall be performed by the Lenders promptly upon demand by the Agent.

(4)	Each of the Lenders acknowledges and confirms that in the event that the Agent does not receive payment in accordance with this Agreement, it shall not be the obligation of the Agent to maintain the Credit in good standing nor shall any Lender have recourse to the Agent in respect of any amounts owing to such Lender under this Agreement.

(5)	Each Lender acknowledges and agrees that its obligation to advance its Applicable Percentage of Advances in accordance with the terms of this Agreement is independent and in no way related to the obligation of any other Lender hereunder.

(6)	Each Lender hereby acknowledges receipt of a copy of this Agreement and the Security (to the extent that the Security has been delivered) and acknowledges that it is satisfied with the form and content of such documents.

9.10	Collective Action of the Lenders
     Each of the Lenders hereby acknowledges that to the extent permitted by applicable law, the Security and the remedies provided under the Loan Documents to the Lenders are for the benefit of the Lenders collectively and acting together and not severally and further acknowledges that its rights hereunder and under the Security are to be exercised not severally, but by the Agent upon the decision of the Required Lenders or Lenders as required by this Agreement. Accordingly, notwithstanding any of the provisions contained herein or in the Security each of the Lenders hereby covenants and agrees that it shall not be entitled to take any action hereunder including any declaration of default hereunder or thereunder but that any such action shall be taken only by the Agent with the prior written agreement of the Required Lenders. Each of the Lenders hereby further covenants and agrees that upon any such written agreement being given by the Required Lenders, it shall co operate fully with the Agent to the extent requested by the Agent. Notwithstanding the foregoing, in the absence of instructions from the Lenders and where in the sole opinion of the Agent, acting reasonably and in good faith, the exigencies of the situation warrant such action, the Agent may without notice to or consent of the Lenders take such action on behalf of the Lenders as it deems appropriate or desirable in the interest of the Lenders.
9.11	Successor Agent
     Subject to the appointment and acceptance of a Successor Agent as provided in this Section, and subject to Section 9.7(6)(d), the Agent may resign at any time by giving 30 days written notice thereof to the Lenders and the Borrower, and may be removed at any time by the Required Lenders upon 30 days written notice. Upon receipt of notice by the Lenders of the resignation of the Agent, or upon giving notice of termination to the Agent, the Required Lenders may, within 21 days, appoint a successor from among the Lenders or, if no Lender is willing to accept such an appointment, from among other banks or authorized foreign banks to which the Bank Act (Canada) applies, which have combined capital and reserves in excess of $250,000,000, and which have offices in Toronto (the “Successor Agent”). If no Successor Agent has been so appointed and has accepted such appointment within 21 days after the retiring Agent’s giving of notice of resignation or receiving of notice of termination, then the retiring Agent may, on behalf of the Lenders, appoint a Successor Agent. Upon the acceptance of any appointment as Agent hereunder by a Successor Agent, the retiring Agent shall pay the Successor Agent any unearned portion of any fee paid to the Agent for acting as such, and the Successor Agent shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its further duties and obligations as Agent under this Agreement and the other Loan Documents (but for greater certainty, shall not be discharged from any existing liabilities resulting from its own gross negligence or wilful misconduct). After any retiring Agent’s resignation hereunder as Agent, the provisions of this Article shall continue to enure to its benefit and be binding upon it as to any actions taken or omitted to be taken by it while it was Agent hereunder. Each Obligor shall, at its expense, at the request of the Successor Agent, do all such further acts and execute and deliver all such further documents, agreements, certificates and instruments as may, in the reasonable opinion of the Successor Agent, be necessary or desirable in order to fully perform and carry out the purpose and intent of this Section and to ensure that any Security granted in favour of the Agent on behalf of the Lenders continues for the benefit of the Successor Agent on behalf of the Lenders.
9.12	Provisions Operative Between Lenders and Agent Only
     Except for the provisions of Sections 9.7(6), 9.9 and this Section 9.12, the provisions of this Article 9 relating to the rights and obligations of the Lenders and the Agent inter se shall be operative as between the Lenders and the Agent only, and no Obligor shall have any rights or obligations under or be entitled to rely for any purpose upon such provisions.

ARTICLE 10
ADDITIONAL LENDERS, SUCCESSORS AND ASSIGNS
10.1	Successors and Assigns

(1)	The Loan Documents shall be binding upon and enure to the benefit of the Agent, each Lender, each Obligor and their respective successors and permitted assigns, except that no Obligor shall assign any rights or obligations with respect to this Agreement or any of the other Loan Documents without the prior written consent of each Lender.

(2)	Any Lender shall be entitled to assign in whole or in part its individual rights and obligations hereunder or to permit other financial institutions to participate in the Credit, all in accordance with the provisions of Sections 10.2 and 10.3 and the other terms of this Agreement. Each Obligor hereby consents to the disclosure of any information relating to it to any Lender or participant or potential Lender or participant provided that the Lender or participant or potential Lender or participant agrees in writing to keep all non-public information confidential except as may otherwise be required by applicable law or Governmental Authority.

(3)	Notwithstanding any other provision of this Agreement, each Lender agrees that it shall not assign any portion of its rights and obligations under this Agreement, including any portion of its Commitment, without the prior written consent of the Agent and the Borrower, which consent of the Borrower shall not be unreasonably withheld, provided however that the consent of the Borrower shall not be required if an Event of Default has occurred and is continuing or in connection with an assignment to any existing Lender or to any of their respective Affiliates. No consent of the Borrower is required if any Lender offers to sell or sells a participation in any portion of its rights and obligations under this Agreement pursuant to Section 10.3. If any such assignment or participation is made to a Person which is a non resident of Canada within the meaning of the Income Tax Act (Canada) for the purposes of the withholding tax provisions in Part XIII of the Income Tax Act (Canada), the Borrower will not be required to make any payment to such Person pursuant to Section 11.9 which would otherwise have been payable by virtue of the residency of such Person.

(4)	A participation by a Lender of its interest (or a part thereof) hereunder or a payment by a participant to a Lender as a result of the participation will not constitute a payment hereunder to the Lender or an Advance to the Borrower. A payment made by an assignee to an assigning Lender in order for the assignee to assume its Applicable Percentage of Advances made by the assigning Lender will reduce the Advances owing by the Borrower to the assigning Lender and will be deemed to be Advances by the assignee to the Borrower as of the date that the payment is made, excluding in each case the effect of any premium or discount.

10.2	Assignments

(1)	Subject to Section 10.1 and the other terms of this Agreement, each of the Lenders may assign to one or more assignees all or a portion of their respective rights and obligations under this Agreement (including all or a portion of their respective Commitments). No assignment by a Lender of its Commitment hereunder shall be for an amount less than $5,000,000 unless the Commitment of such Lender at the time of such assignment is less than that amount and the entirety of its Commitment is disposed of. The parties to each such assignment shall execute and deliver an Assignment Agreement to the Agent, for its consent and recording in the Register and, except in the case of an assignment by a Lender to an Affiliate of that Lender, shall pay a processing and recording fee of $2,500 to the Agent. After such execution, delivery, consent and recording (a) the assignee thereunder shall be a party to this Agreement and, to the extent that rights and obligations hereunder have been assigned to it, have the rights and obligations of a Lender hereunder, and (b) the assigning Lender thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment Agreement, relinquish its rights and be released from its obligations under this Agreement, other than obligations in respect of which it is then in default and liabilities arising from its actions prior to the assignment. In the case of an Assignment Agreement covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto.

(2)	The agreements of an assignee contained in an Assignment Agreement shall benefit the assigning Lender thereunder, the other Lenders, the Agent and the Borrower in accordance with the terms of the Assignment Agreement.

(3)	The Agent shall maintain at its address referred to herein a copy of each Assignment Agreement delivered to and acknowledged by it and a register for recording the names and addresses of the Lenders and the Commitment under the Credit of each Lender from time to time (the “Register”). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error. The Borrower, the Agent, each of the Lenders and each of the Guarantors may treat each person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement, and need not recognize any person as a Lender unless it is recorded in the Register as a Lender. The Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.

(4)	Upon its receipt of an Assignment Agreement executed by an assigning Lender and an assignee and approved by the Agent and the Borrower, if applicable, the Agent shall, if the Assignment Agreement has been completed and is in the required form with such immaterial changes as are acceptable to the Agent:
(a)	record the information contained therein in the Register; and

(b)	give prompt notice thereof to the Borrower and the other Lenders, and provide them with an updated version of Schedule E.

10.3	Participations

(1)	Each Lender may (subject to the provisions of Section 10.1) sell participations to one or more financial institutions or other persons in or to all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment), but the participant shall not become a Lender and:
(a)	the Lender’s obligations under this Agreement (including its Commitment) shall remain unchanged;

(b)	the Lender shall remain solely responsible to the other parties hereto for the performance of such obligations;

(c)	the Borrower, the Agent and the other Lenders shall continue to deal solely and directly with the Lender in connection with the Lender’s rights and obligations under this Agreement; and

(d)	no participant shall have any right to approve any amendment or waiver of any provision of this Agreement, or any consent to any departure by any Person therefrom (provided however that, for greater certainty, the foregoing shall not limit or restrict a Lender from agreeing with its participant that the Lender will not, without the consent of its participant, consent to any amendment or waiver that would increase the amount of any Credit, reduce the interest rates, fees or similar charges applicable to any Credit, extend the date fixed for payment of any principal, interest or other amount relating to any Credit, extend the term of any Credit or, except as permitted in Section 9.7(5), discharge any Security).
(2)	Each participant shall have the right to be provided by the Lender from whom it has obtained its participation with all information relating to each Obligor which is provided to any Lender and shall have the benefit of Sections 11.8, 11.10 and 11.11. No participant shall have the benefit of Section 11.9 except to the extent that the Lender from whom it has obtained its participation is itself entitled to compensation under that Section.
ARTICLE 11
MISCELLANEOUS PROVISIONS
11.1	Defined Terms
          All terms used in any of the Loan Documents (other than this Agreement) which are defined in this Agreement shall have the meanings defined herein unless otherwise defined in the other Loan Document.
11.2	Severability
          Any provision of this Agreement which is or becomes prohibited or unenforceable in any relevant jurisdiction shall not invalidate or impair the remaining provisions hereof which shall be deemed severable from such prohibited or unenforceable provision and any such prohibition or unenforceability in any such jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Should this Agreement fail to provide for any relevant matter, the validity, legality or enforceability of this Agreement shall not thereby be affected.
11.3	Amendment, Supplement or Waiver
          No amendment, supplement or waiver of any provision of the Loan Documents, nor any consent to any departure by an Obligor therefrom, shall in any event be effective unless it is in writing, makes express reference to the provision affected thereby and is signed by the Agent for and on behalf of the Lenders or the Required Lenders, as the case may be, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. In addition, any amendment or supplement shall require the written consent of the other parties to the Loan Document in question. No waiver or act or omission of the Agent, the Lenders, or any of them, shall extend to or be taken in any manner whatsoever to affect any subsequent Event of Default or breach by an Obligor of any provision of the Loan Documents or the rights resulting therefrom.
11.4	Governing Law
          Each of the Loan Documents, except for those which expressly provide otherwise, shall be conclusively deemed to be a contract made under, and shall for all purposes be governed by and construed in accordance with, the laws of the Province of Ontario and the laws of Canada applicable in Ontario. For the purposes of all legal proceedings this Agreement will be deemed to have been performed in the Province of Ontario and the courts of the Province of Ontario will have jurisdiction to entertain any action arising under this Agreement. Each party to this Agreement hereby irrevocably and unconditionally attorns to the non exclusive jurisdiction of the courts of the Province of Ontario and all courts competent to hear appeals therefrom.
11.5	This Agreement to Govern
          In the event of any conflict or inconsistency between the terms of this Agreement and the terms of any other Loan Document, the provisions of this Agreement shall govern to the extent necessary to remove the conflict or inconsistency.
11.6	Currency

(1)	All payments made hereunder shall be made in the currency in respect of which the obligation requiring such payment arose. Unless the context otherwise requires, all amounts expressed in this Agreement in terms of money shall refer to Canadian Dollars.

(2)	Except as otherwise expressly provided in this Agreement, wherever this Agreement contemplates or requires the calculation of the equivalent in one currency of an amount expressed in another currency, the calculation shall be made on the basis of the Exchange Rate, at the effective date of the calculation.

11.7	Liability of Lenders
          The liability of the Lenders in respect of all matters relating to this Agreement and the other Loan Documents is several and not joint or joint and several. Without limiting that statement, the obligations of the Lenders to make Advances is limited to their respective Applicable Percentages of any Advance that is requested, and, in the aggregate, to their respective Applicable Percentages of the total amounts of the Credit.
11.8	Expenses and Indemnity

(1)	All statements, reports, certificates, opinions, appraisals and other documents or information required to be furnished to the Lenders, the Agent, or any of them, by any Obligor under this Agreement shall be supplied without cost to the Lenders, the Agent, or any of them. The Borrower shall pay on demand all reasonable third party costs and expenses (including the reasonable fees and expenses of counsel) for the Agent, on its and the Lenders’ collective behalf, but not separately for individual Lenders and the Agent, on a solicitor and own client basis, incurred in connection with (a) the preparation, execution, delivery, and enforcement of the Loan Documents and all amendments, waivers and consents with respect thereto and the syndication of the Credit, (b) obtaining advice as to their rights and responsibilities in connection with the Credit and the Loan Documents, (c) reviewing, inspecting and appraising the collateral that is the subject of the Security at reasonable intervals (but, unless an Event of Default has occurred and is continuing, no more frequently than once each calendar year), and (d) all other matters relating to the Credit, excluding any assignment or participation of an interest in the Credit following the initial Advance under this Agreement. Such costs and expenses shall be payable whether or not an Advance is made under this Agreement.

(2)	The Borrower shall indemnify each of the Agent, the Lenders and their respective agents, receivers, successors, assigns, officers, directors and employees (collectively for the purpose of this Section 11.8 the “Indemnitees”) (in respect of each of whom it is agreed that the Agent and the Lenders are acting as agent for the purpose of agreeing to the availability of such indemnity) from and against any claim, liability, obligation, loss, damage or expense (including reasonable legal fees and expenses) which any of them may sustain or incur as a consequence of the consummation of the transactions contemplated by this Agreement, except any of the foregoing which resulted from the gross negligence or wilful misconduct of the Indemnitee.

(3)	The agreements in this Section 11.8 shall survive the termination of this Agreement and repayment of the Obligations.

11.9	Manner of Payment and Taxes

(1)	All payments to be made by or on behalf of each Obligor (or in the case of upfront fees and indemnity fees, by the Agent or any Lender to another Lender or to an assignee of an interest in the Credit) in connection with the Loan Documents are to be made without set off, compensation or counterclaim, free and clear of and without deduction for or on account of any Tax (other than Excluded Taxes), except if such deduction is required by applicable law or the administration thereof. If any Tax (other than Excluded Taxes) is deducted or withheld from any payments under the Loan Documents (including the remittance provided for in this Section), the Obligor making payment shall promptly remit to the Agent for the Lenders’ benefit in the currency in which such payment was made, the equivalent of the amount of Tax so deducted or withheld together with the relevant receipt issued by the taxing or other receiving authority. Subject to Section 5.18, if the Borrower is prevented by operation of law or otherwise from paying, causing to be paid or remitting such Tax (other than Excluded Taxes), the interest or other amount payable under the Loan Documents will be increased to such rates as are necessary to yield and remit to the Lenders the principal sum advanced or made available together with interest at the rates specified in the Loan Documents after provision for payment of such Tax.
(2)	If any Lender or the Agent becomes liable for any Tax (other than Excluded Taxes) in the jurisdiction in which the person making a payment under the Loan Documents is located as a result of a payment being made without the required Tax (other than Excluded Taxes) in that jurisdiction having been deducted or withheld, the payer shall indemnify the Lender or the Agent, as the case may be, for such Tax and any interest and penalties thereon, and the indemnity payment shall be increased as necessary so that after the imposition of any such Tax in that jurisdiction on the indemnity payment (including Tax in respect of any such increase in the indemnity payment), the Lender or the Agent shall receive the full amount of such Taxes, interest and penalties for which it is liable in that jurisdiction as a result of the failure to deduct or withhold such Tax.

(3)	None of the Obligors shall be required to pay any additional amounts under Section 11.9 of this Agreement (a) to any Lender that is an original party to this Agreement as at the Closing Date and is a non resident of Canada within the meaning of the Income Tax Act (Canada) for the purposes of the withholding tax provisions in Part XIII of the Income Tax Act (Canada), or (b) to any Lender that was not a non resident of Canada within the meaning of the Income Tax Act (Canada) for the purposes of the withholding tax provisions in Part XIII of the Income Tax Act (Canada) as at the Closing Date who becomes such a non-resident of Canada subsequent to the Closing Date.

11.10	Change in Law

(1)	If any change in any applicable law, rule, guideline, treaty or official directive (whether or not having the force of law) or in the interpretation or application thereof by any court or by any governmental agency, central bank or other authority or entity charged with the administration thereof which now or hereafter:
(a)	subjects any Lender to any Tax (except for Excluded Taxes) or changes the basis of taxation, or increases any existing Tax (except for Excluded Taxes), on payments of principal, interest, fees or other amounts payable by the Borrower to the Lenders under this Agreement;

(b)	imposes, modifies or deems applicable any reserve, special deposit or similar requirements against assets held by, or deposits in or for the account of or loans by or any other acquisition of funds by, an office of any of the Lenders; or

(c)	imposes on any of the Lenders or expects there to be maintained by any of the Lenders any capital adequacy or additional capital requirements in respect of any Advance or the Credit hereunder or any other condition with respect to this Agreement, and the result of any of the foregoing will be to increase the cost to, or reduce the amount of principal, interest or other amount received or receivable by any Lender hereunder or its effective return hereunder in respect of making, maintaining or funding such Advance, the affected Lender will determine that amount of money which will compensate the affected Lender for such increase in cost or reduction in income (herein referred to as “Additional Compensation”). Upon the affected Lender having determined that it is entitled to Additional Compensation in accordance with the provisions of this Section 11.10, the affected Lender will promptly so notify the Borrower and provide to the Borrower a photocopy of the relevant law, rule, guideline, treaty or official directive and a certificate of a duly authorized officer of the affected Lender setting forth the Additional Compensation and the basis of calculation therefor, which will be conclusive evidence of such Additional Compensation in the absence of manifest error. The Borrower will pay to the affected Lender within 10 Business Days of the giving of such notice the Additional Compensation calculated to the date of such notification. The affected Lender will be entitled to be paid such Additional Compensation from time to time to the extent that the provisions of this Section 11.10 are then applicable notwithstanding that the affected Lender has previously been paid any Additional Compensation. The affected Lender will endeavour to limit the incidence of any such Additional Compensation, including seeking recovery for the account of the Borrower, by appealing any assessment at the expense of the Borrower upon the Borrower’s request. If the affected Lender subsequently recovers all or a part thereof, it will repay an equal amount to the Borrower.
(2)	If a Lender gives the notice provided for in Section 11.10(1) with respect to any Advance (an “Affected Advance”), the Borrower may, upon 10 Business Days notice to that effect given to such Lender (which notice shall be irrevocable), either prepay in full without penalty the Affected Advance together with accrued and unpaid interest on the principal amount so prepaid up to the date of such prepayment, such compensation as may be payable pursuant to Section 11.10(1) to the date of such prepayment and all costs, losses and expenses incurred by the Lender by reason of the liquidation or re employment of deposits or other funds or for any other reason whatsoever resulting from the repayment of such Affected Advance or any part thereof on other than the last day of the applicable period, or may arrange for another bank or financial institution to purchase all of the interest of such Lender in the Advance represented by the Affected Advance (and, in such event, such Lender shall sell, assign and transfer all of its interest in the Advance represented by the Affected

Advance to such other bank or financial institution upon payment to such Lender by such other bank or financial institution of the same amount as would have been payable by the Borrower if it had prepaid the Affected Advance) and upon either such payment being made, that Lender’s obligation to make such Affected Advance to the Borrower under this Agreement shall terminate. The other Lenders shall be given the first opportunity to make any such purchase pro rata in accordance with their respective Applicable Percentages or as they may otherwise agree.
11.11	Illegality
          If the adoption of any applicable law, treaty or official directive (whether or not having the force of law) or any change therein or in the interpretation or application thereof by any court or by any governmental or other authority or central bank or comparable agency or any other entity charged with the interpretation or administration thereof or compliance by any Lender with any request or direction (whether or not having the force of law) of any such authority, central bank or comparable agency or entity, now or hereafter makes it unlawful or impossible for such Lender to make, fund or maintain an Advance or to give effect to its obligations in respect of such an Advance, such Lender may, by notice thereof to the Borrower, declare its obligations under this Agreement to be terminated whereupon the same will forthwith terminate, and the Borrower will prepay within the time required by such law (or at the end of such longer period as such Lender at its discretion has agreed) the principal of such Advance together with accrued interest and such Additional Compensation as may be applicable to the date of such payment. The Lender will also provide to the Borrower a photocopy of the relevant law, treaty or directive. The Borrower will be responsible for any costs, losses or expenses incurred by such Lender by reason of the liquidation or re employment of deposits or other funds or for any other reason whatsoever resulting from the repayment of such Advance or any part thereof on other than the last day of the applicable period of such Advance. If any such change will only affect a portion of such Lender’s obligations under this Agreement which is, in the opinion of such Lender, severable from the remainder of this Agreement so that the remainder of this Agreement may be continued in full force and effect without otherwise affecting any of the obligations of such Lender or the Borrower hereunder, such Lender will only declare its obligations under that portion so terminated.
11.12	Interest on Miscellaneous Amounts

(1)	If the Borrower fails to pay any amount payable hereunder on the due date (including principal, interest thereon, interest upon interest or any other amount), the Borrower shall, on demand, pay interest on such overdue amount to the Agent from and including such due date up to but excluding the date of actual payment, both before and after demand, default or judgment, at a rate of interest per annum equal to the sum of the Prime Rate plus 2.0% per annum, compounded monthly.

(2)	If the Borrower deposits cash as Collateral pursuant to a requirement under this Agreement, the Agent, Lender or Lenders, as applicable, holding the cash shall pay the Borrower interest on the cash while it continues to be held as Collateral at the rate offered by the relevant Lender or Agent from time to time for deposits in the relevant currency of comparable size and term.

11.13	Address for Notice
          Notice to be given under the Loan Documents shall, except as otherwise specifically provided, be in writing addressed to the party for whom it is intended and, unless the law or a specific provision in another Loan Document deems a particular notice to be received earlier, a notice shall not be deemed received until actual receipt thereof by the other party. The addresses of the parties hereto for the purposes hereof shall be the addresses specified beside their respective signatures to this Agreement or on any Assignment Agreement, or such other mailing, internet e-mail, secure internet website or telecopier addresses as each party from time to time may notify the other as aforesaid.
11.14	Time of the Essence
          Time shall be of the essence in this Agreement.
11.15	Further Assurances
          Each Obligor shall, at its expense, at the request of the Agent acting on the instructions of the Required Lenders, do all such further acts and execute and deliver all such further documents, agreements, certificates and instruments as may, in the reasonable opinion of the Required Lenders, be necessary or desirable in order to fully perform and carry out the purpose and intent of the Loan Documents.
11.16	Term of Agreement
          Except as otherwise provided herein, this Agreement shall remain in full force and effect until the indefeasible payment and performance in full in cash of all of the Obligations and the termination of the Commitments. The obligations of the Obligors in Sections 7.2(10), 11.8 and 11.9 and of the Lenders in Article 9 shall continue for the benefit of those to whom the obligations are owed notwithstanding the termination of this Agreement or the termination of any particular Person’s role as Obligor, Agent or Lender.
11.17	Payments on Business Day
          Whenever any payment or performance under the Loan Documents would otherwise be due on a day other than a Business Day, such payment shall be made on the following Business Day, unless the following Business Day is in a different calendar month, in which case the payment shall be made on the preceding Business Day.
11.18	Counterparts and Facsimile
          This Agreement may be executed in any number of counterparts, each of which when executed and delivered shall be deemed to be an original, and such counterparts together shall constitute one and the same agreement. For the purposes of this Section, the delivery of a facsimile copy of an executed counterpart of this Agreement shall be deemed to be valid execution and delivery of this Agreement.

11.19	Waiver of Jury Trial and Consequential Damages
(1)	Each party hereto hereby waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in any legal proceeding directly or indirectly arising out of or relating to this the Loan Documents, the transactions contemplated thereby or any course of conduct, course of dealing, statements (whether oral or written) or actions of any party (whether based on contract, tort or any other theory).

(2)	No party shall assert, and each party hereby waives, to the fullest extent permitted by applicable law, any claim against any other party on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, the Loan Documents, the transactions contemplated thereby or any course of conduct, course of dealing, statements (whether oral or written) or actions of any party (whether based on contract, tort or any other theory).

(3)	Each Obligor acknowledges and agrees that none of the Agent or the Lenders shall have any liability to them in relation to any due diligence investigations conducted by any of them in connection with the transactions contemplated hereby or be under any obligation whatsoever to disclose to them any information received or facts disclosed by any such investigations. Each Obligor further acknowledges and agrees that it is not relying, will not rely, and will not be deemed, in any respect whatsoever, to have relied upon the facts received by and information disclosed to any of the Agent or the Lenders under or in connection with such due diligence investigations.

(4)	Each party hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing provisions, and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement by, among other things, the waivers, acknowledgments and certifications in this Section.
11.20	Whole Agreement
          Except in relation to matters contemplated by the other Loan Documents, this Agreement constitutes the whole and entire agreement between the parties hereto concerning the matters addressed in this Agreement, and cancels and supersedes any prior agreements, undertakings, declarations, commitments or representations, written or verbal, in respect thereof.
11.21	English Language
          The Loan Documents have been negotiated in English and will be or have been executed in the English language. Les soussigné ont expressément demandé que ce document soit rédigé en langue anglaise. All paper writings given or delivered pursuant to this Agreement and the other Loan Documents shall, if requested by the Agent, be in the English language or, if not, shall be accompanied by a certified English translation thereof. The English language version of any document shall, absent manifest error, control the meaning and interpretation of the matters set forth therein.

11.22	Date of Agreement
          This Agreement may be referred to as being dated 30 November 2005 or as of 30 November 2005, notwithstanding the actual date of execution.
* * * *
[SIGNATURE PAGES FOLLOW]

- S1 -
     IN WITNESS WHEREOF, the parties have duly executed this Agreement.

Address For Notice	THE BANK OF NOVA SCOTIA, as Agent

The Bank of Nova Scotia, as Agent
Scotia Capital	By:	/s/ I. D. McKay
Corporate Banking – Loan Syndications		I. D. McKay
62nd Floor		Director
Scotia Plaza
40 King Street West
Toronto, ON M5W 2X6	By:	/s/ J. Qi J. Qi
Attention: Unit Head		Associate

Facsimile: (416) 866-3329
[signature page for Credit Agreement relating to Waste Management of Canada Corporation et al.]

- S2 -
     IN WITNESS WHEREOF, the parties have duly executed this Agreement.

Address For Notice	WASTE MANAGEMENT OF CANADA
CORPORATION
Waste Management of Canada Corporation

c/o Waste Management, Inc.	By:	/s/ Cherie C. Rice
1001 Fannin Street, Suite 4000		Name: Cherie C. Rice
Houston, Texas 77002		Title: Vice President and Treasurer

Attention: Treasurer

	By:	/s/ Jay Clement
Facsimile: (713) 942-1580		Name: Jay Clement
Title: Assistant Treasurer
With copy to General
Counsel, facsimile number
(713) 209-9710
[signature page for Credit Agreement relating to Waste Management of Canada Corporation et al.]

- S3 -
     IN WITNESS WHEREOF, the parties have duly executed this Agreement.

Address For Notice	WASTE MANAGEMENT, INC.

Waste Management, Inc.
1001 Fannin Street, Suite 4000	By:	/s/ Cherie C. Rice
Houston, Texas 77002		Name: Cherie C. Rice
Title: Vice President and Treasurer
Attention: Treasurer

Facsimile: (713) 942-1580	By:	/s/ Jay Clement
Name: Jay Clement
With copy to General Counsel,		Title: Assistant Treasurer
facsimile number (713) 209-9710
[signature page for Credit Agreement relating to Waste Management of Canada Corporation et al.]

- S4 -
     IN WITNESS WHEREOF, the parties have duly executed this Agreement.

Address For Notice	WASTE MANAGEMENT HOLDINGS, INC.

Waste Management Holdings, Inc.
1001 Fannin, Suite 4000	By:	/s/ Cherie C. Rice
Houston, Texas 77002		Name: Cherie C. Rice
Title: Vice President and Treasurer
Attention: Treasurer

	By:	/s/ Jay Clement
Facsimile: (713) 942-1580		Name: Jay Clement
Title: Assistant Treasurer
With copy to General Counsel,
facsimile number (713) 209-9710
[signature page for Credit Agreement relating to Waste Management of Canada Corporation et al.]

- S5 -
     IN WITNESS WHEREOF, the parties have duly executed this Agreement.

Address For Notice	BNP PARIBAS (CANADA)

BNP Paribas (Canada)
Royal Trust Tower	By:	/s/ Don Lee
77 King Street West		Don Lee
Suite 4100		Managing Director
P.O. Box 31
T-D Centre
Toronto, ON M5K 1N8	By:	/s/ Andrew Sclater
Andrew Sclater
Attention: Vice-President		Vice President
Facsimile: (416) 947-3538

With a copy to

BNP Paribas (Canada)
1981, McGill College Avenue
Montreal, QC H3A 2W8

Attention: Paula Fortin/AnnaCiolfi
Facsimile: (514) 285-2944
[signature page for Credit Agreement relating to Waste Management of Canada Corporation et al.]

- S6 -
     IN WITNESS WHEREOF, the parties have duly executed this Agreement.

Address For Notice	THE BANK OF NOVA SCOTIA

The Bank of Nova Scotia, as Lender
West Metro Commercial Banking Centre	By:	/s/ P. J. Armstrong
2 Robert Speck Parkway		P. J. Armstrong
Mississauga, ON L4Z 1H8		Vice-President

Attention: Unit Head

	By:	/s/ S. G. Zaki
Facsimile: (905)276-4920		S. G. Zaki
Senior Relationship Manager
[signature page for Credit Agreement relating to Waste Management of Canada Corporation et al.]

- S7 -
     IN WITNESS WHEREOF, the parties have duly executed this Agreement.

Address For Notice	BANK OF AMERICA, NATIONAL
ASSOCIATION (CANADA BRANCH)
Bank of America, National Association
(Canada Branch)
200 Front Street West
Suite 2700	By:	/s/ Medina Sales De Andrade

Toronto, Ontario M5V 3L2		Medina Sales De Andrade
Assistant Vice President

Attention: Medina Sales De Andrade
Assistant Vice President

Facsimile: (416) 349-4282/4283

With a copy to:

Bank of America, National Association
100 Federal Street
Boston, MA 02110

Attention: Maria F. Maia
Managing Director

Facsimile: (617) 434-2160
[signature page for Credit Agreement relating to Waste Management of Canada Corporation et al.]

- S8 -
     IN WITNESS WHEREOF, the parties have duly executed this Agreement.

Address For Notice	MIZUHO CORPORATE BANK (CANADA)

Mizuho Corporate Bank (Canada)
100 Yonge Street, Suite 1102, Box 29	By:	/s/ Bill McFarland
Toronto, ON M5C 2W1		Bill McFarland
Vice President
Attention: Bill McFarland

Facsimile: (416) 367-3452
[signature page for Credit Agreement relating to Waste Management of Canada Corporation et al.]

- S9 -
     IN WITNESS WHEREOF, the parties have duly executed this Agreement.

Address For Notice	ABN AMRO BANK N.V.
(CANADA BRANCH)
ABN AMRO Bank N.V., Canada Branch
79 Wellington Street West
Suite 1500	By:	/s/ Lawrence J. Maloney
Toronto-Dominion Centre		Lawrence J. Maloney
Toronto, ON M5K 1G8		Managing Director

Attention: Vice President

	By:	/s/ H. Bayu Budiatimanto
Facsimile: (416) 367-7937		H. Bayu Budiatimanto
Assistant Vice-President
[signature page for Credit Agreement relating to Waste Management of Canada Corporation et al.]

- S10 -
     IN WITNESS WHEREOF, the parties have duly executed this Agreement.

Address For Notice	SUMITOMO MITSUI BANKING
CORPORATION OF CANADA
Sumitomo Mitsui Banking Corporation of
Canada
Ernst & Young Tower	By:	/s/ E. R. Langley
Toronto-Dominion Centre		E. R. Langley
Suite 1400, P.O. Box 172		Vice President
222 Bay Street
Toronto, ON M5K 1H6

Attention: Mr. Elwood Langley

Facsimile: (416) 367-3565
[signature page for Credit Agreement relating to Waste Management of Canada Corporation et al.]

- S11 -
     IN WITNESS WHEREOF, the parties have duly executed this Agreement.

Address For Notice	U.S. BANK NATIONAL ASSOCIATION,
CANADA BRANCH
U.S. Bank National Association,
Canada Branch
2300-120 Adelaide Street West	By:	/s/ Kevin Jephcott

Toronto, ON M5H 1T1		Kevin Jephcott
Principal Officer
Attention: Kevin Jephcott

Facsimile: (416) 306-3565
[signature page for Credit Agreement relating to Waste Management of Canada Corporation et al.]

- S12 -
     IN WITNESS WHEREOF, the parties have duly executed this Agreement.

Address For Notice	JPMORGAN CHASE BANK, NATIONAL
ASSOCIATION, TORONTO BRANCH
JPMorgan Chase Bank, National
Association, Toronto Branch
200 Bay Street	By:	/s/ Christine Chan

Royal Bank Plaza, South Tower		Christine Chan
Suite 1800		Vice President
Toronto, ON M5J 2J2

Attention: Ms. Christine Chan

Facsimile: (416) 981-9138

With a copy to:

JPMorgan Chase Bank, National
Association
270 Park Avenue
4th Floor
New York, NY 10017-2014
U.S.A.
Attention: Mr. Robert Sacks
Managing Director

Facsimile: (212) 270-6637
[signature page for Credit Agreement relating to Waste Management of Canada Corporation et al.]

- S13 -
     IN WITNESS WHEREOF, the parties have duly executed this Agreement.

Address For Notice	COMERICA BANK

Comerica Bank
Suite 2210	By:	/s/ Robert Rosen
South Tower, Royal Bank Plaza		Robert Rosen
200 Bay Street		Vice-President
Toronto, ON M5J 2J2

Attention: Mr. Robert Rosen

Facsimile: (416) 367-2460
[signature page for Credit Agreement relating to Waste Management of Canada Corporation et al.]

SCHEDULE A
FORM OF NOTICE OF ADVANCE OR PAYMENT
[see reference in Section 5.3]

TO:	The Bank of Nova Scotia Scotia Capital WBO – Loan Administration & Agency Operations 720 King Street West 4th Floor Wholesale Banking Operations Toronto, ON M5V 2T3	c.c.	The Bank of Nova Scotia West Metro Commercial Banking Centre 2 Robert Speck Parkway Mississauga, ON L4Z 1H8 Attention: Unit Head Facsimile: (905)276-4920	c.c.	The Bank of Nova Scotia Scotia Capital Corporate Banking – Loan Syndications 62nd Floor, Scotia Plaza 40 King Street West Toronto, ON M5W 2X6

	Attention: Managing Director				Attention: Unit
	Attention: Managing Director				Head Facsimile: (416) 866-3329
Facsimile: (416) 866-5991
     We refer to the credit agreement dated as of 30 November 2005 between Waste Management of Canada Corporation, as Borrower, others, as Guarantors, The Bank of Nova Scotia, as Administrative Agent and the Lenders named therein, as amended, supplemented, restated or replaced from time to time (the “Credit Agreement”). All terms used in this certificate and that are defined in the Credit Agreement will have the meanings defined in the Credit Agreement.
1.	Request for Advance
     Notice is hereby given pursuant to Section 5.3 of the Credit Agreement that the undersigned hereby irrevocably requests as follows:

(a)	that an Advance be made under the Credit;

(b)	the requested Advance represents the following [check one or more]:

	initial Advance under the Credit	( )

	increase in an Advance under the Credit	( )

	rollover of an existing Advance under the Credit	( )

	conversion of an existing Advance to another type of Advance	( )

(c)	the Drawdown Date shall be __________________;

(d)	the Advance shall be in the form of [check one or more and complete details]:

	Prime Rate Advance	( )
Amount: $

- A2 -

Banker’s Acceptances		( )
Face Amount:	$
Term:
(e)	the proceeds of the Advance shall be deposited in [specify Designated Account].
2.	The undersigned hereby confirms as follows:
(a)	the representations and warranties made in Section 6.1 of the Credit Agreement, other than those expressly stated to be made as of a specific date or otherwise expressly modified pursuant to the provisions of Section 6.2 of the Credit Agreement, are true and correct on and as of the date hereof with the same force and effect as if such representations and warranties had been made on and as of the date hereof, but subject to the same qualifications as are contained in Section 6.2 of the Credit Agreement;

(b)	no Event of Default or Pending Event of Default has occurred and is continuing on the date hereof or will result from the Advance(s) requested herein;

(c)	after due inquiry, there is no reasonable expectation that the Borrower will not be in compliance with all covenants contained in Section 7.1 of the Credit Agreement at the end of its current fiscal quarter and was not in compliance with those covenants at the end of its immediately preceding fiscal quarter if it has not yet delivered its Compliance Certificate for that quarter;

(d)	the undersigned will immediately notify you if it becomes aware of the occurrence of any event which would mean that the statements in the immediately preceding paragraphs (a), (b) and (c) would not be true if made on the Drawdown Date; and

(e)	all other conditions precedent set out in Section 4.2 [and Section 4.1 as applicable] of the Credit Agreement have been fulfilled.
3.	Notice of Payment
     Pursuant to Section 5.3 of the Credit Agreement, the undersigned hereby irrevocably notifies you of the following:
(a)	that a payment will be made under the Credit;

(b)	the payment represents the following [check one or more]:

reduction in Advances under the Credit	( )

payment of existing Advances which will be rolled over as the same type of Advance under the Credit	( )

payment of existing Advances which will be converted to	( )

- A3 -
another type of Advance under the Credit
(c)	the payment date shall be __________________
(d)	the Advance to be paid shall be in the form of [check one or more and complete details]:

Prime Rate Advance		( )
Amount:	$__________________

Banker’s Acceptances		( )
Face Amount:	$__________________
Maturity Date:	___________________
DATED ___________________________.

WASTE MANAGEMENT OF CANADA CORPORATION

By:
Name:
Title:

By:
Name:
Title:

SCHEDULE B
FORM OF COMPLIANCE CERTIFICATE
[see references in Sections 4.2 and 7.3(1)(c)]
TO:            THE LENDERS (as defined in the Credit Agreement referred to below)
AND TO:            THE BANK OF NOVA SCOTIA, as Agent
          We refer to Sections 4.2 and 7.3(1)(c) of the credit agreement dated as of 30 November 2005 between Waste Management of Canada Corporation, as Borrower, Waste Management, Inc. and others, as Guarantors, The Bank of Nova Scotia, as Administrative Agent and the Lenders named therein, as amended, supplemented, restated or replaced from time to time (the “Credit Agreement”). All terms used in this certificate that are defined in the Credit Agreement will have the meanings defined in the Credit Agreement.
The undersigned hereby certify that:
I, ___, [Chief Financial Officer] [Chief Accounting Officer] [Corporate Treasurer] of WASTE MANAGEMENT, INC. certify that no Pending Event of Default or Event of Default exists and that the Obligors are in compliance with Sections 7.1, 7.2 and 7.4 of the Credit Agreement, [as of the end of the quarter ended ___]. Computations to evidence compliance with the financial covenants are detailed below.
Interest Coverage Ratio

Consolidated Net Income (or Deficit) Plus (without duplication):
interest expense	$ (i)
equity in losses (earnings) of	$ (ii)
unconsolidated entities	$ (iii)
income tax expense	$ (iv)
non-cash writedowns or writeoffs of assets	$ (v)
Minus non-cash extraordinary gains on the sale of assets	$ (vi)

EBIT (sum of (i) through (v))	$ (a)

Consolidated Net Income of Acquired Businesses Plus (without duplication):	$ (i)
interest expense	$ (ii)
equity in losses (earnings) of	$ (iii)
unconsolidated entities	$ (iv)
income tax expense	$ (v)
non-cash writedowns or write-offs of assets	$ (vi)
non-recurring extraordinary charges

- B2 -

EBIT of Acquired Businesses (sum of (i) through (vi)	$ (b)

Sum of (a) plus (b)	$ (c)

Consolidated Total Interest Expense	$ (d)

Ratio of (c) to (d)	___:____

Minimum ratio	2.75:1

§9.2 Total Debt to EBITDA

EBIT (from §9.1 item (c) above)	$ (i)

Plus:
Depreciation expense	$ (ii)
Amortization expense	$ (iii)

EBITDA (sum of (i) through (iii))	$ (iv)

The sum of the following (calculated on a consolidated basis for Waste Management Inc. and its Subsidiaries):
Indebtedness for borrowed money	$ (v)
Obligations for deferred purchase price of property or services (other than trade payables)	$ (vi)
Obligations evidenced by debt instruments	$ (vii)
Obligations under conditional sales	$ (viii)
Obligations, liabilities and indebtedness under Capitalized Leases	$ (ix)
Obligations, liabilities and indebtedness under bonding arrangements	$ (x)
(to the extent that a surety has been called upon to make payment on a bond) Guaranties of the Indebtedness of others	$ (xi)
Indebtedness secured by liens or encumbrances on property	$ (xii)
Reimbursement obligations with respect to letters of credit	$ (xiii)

Total Debt (sum of v — xiv)	$ (xiv)

Ratio of (xv) to (iv)	___ : ___

Maximum ratio:	3.50:1.00
DATED ___________________________________________.

- B-3

WASTE MANAGEMENT, INC.

By:
Name:
Title:

By:
Name:
Title:

WASTE MANAGEMENT OF CANADA CORPORATION

By:
Name:
Title:

By:
Name:
Title:

SCHEDULE C
FORM OF ASSIGNMENT AGREEMENT
[see references in Sections 1.1.9 and 10.2]
     The undersigned refer to the credit agreement dated as of 30 November 2005 between Waste Management of Canada Corporation, as Borrower, Waste Management, Inc. and Waste Management Holdings, Inc., as Guarantors, The Bank of Nova Scotia, as Administrative Agent and the Lenders named therein, as amended, supplemented, restated or replaced from time to time (the “Credit Agreement”). All terms used in this Assignment Agreement that are defined in the Credit Agreement will have the meanings defined in the Credit Agreement.
     For value received, the “Assignor” and the “Assignee” named below hereby agree as follows:
1.	The Assignor hereby sells and assigns, without recourse, to the Assignee, and the Assignee hereby purchases and assumes from the Assignor, the Proportionate Share specified on Appendix 1 in and to the Assignor’s rights and obligations under the Credit Agreement, the Security and all other Credit Documents.
2.	The Assignor (a) represents and warrants that it is the legal and beneficial owner of the interest being assigned by it hereunder, that such interest is free and clear of any lien or security interest and that it is entitled to enter into this Assignment Agreement, (b) makes no representation or warranty, other than as provided in this Assignment Agreement and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Credit Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement or any other Credit Document, and (c) makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Obligor or the performance or observance by any Obligor of any of the obligations under the Credit Agreement or any other Credit Document.
3.	The Assignee, for the benefit of the Borrower, the Guarantors, the other Obligors, the Agent and all Lenders from time to time, including the Assignor, (a) acknowledges receipt of any upfront fee payable by the Assignor, (b) confirms that it has received a copy of the Credit Agreement, together with such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment Agreement, (c) agrees that it will, independently and without reliance upon the Agent, the Assignor or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement, (d) appoints and authorizes the Agent to take such action on its behalf and to exercise such powers and discretion under the Credit Agreement as are delegated to the Agent by the terms thereof, together with such powers and discretion as are reasonably incidental thereto, (e) ratifies and adopts the powers of attorney and related powers given to the Agent and the Collateral Agent under the Credit Agreement, (f) agrees that it will perform in accordance with their terms all of the obligations that by the terms of the Credit Agreement are

- C2 -
required to be performed by it as a Lender, (g) agrees to be bound by the terms of all Intercreditor Agreements, and (h) specifies as its address for notice and payments its office at the address set forth on Appendix 1 hereto.
4.	Following the execution of this Assignment Agreement, it shall immediately be delivered to the Agent, together with the processing and recording fee specified in Section 10.2 of the Credit Agreement if applicable, for approval and recording by the Agent, the Issuing Lender and the Borrower, if applicable. The Assignee’s agreement to become a Lender, as constituted by this Assignment Agreement, is irrevocable, unless the Assignee is not approved by the Agent, the Issuing Lender or the Borrower, if applicable. The Assignee shall become a Lender, and shall be bound by the obligations and entitled to the benefits in the Credit Agreement, immediately upon this Assignment Agreement being approved and recorded by the Agent, the Issuing Lender and the Borrower, if applicable (the “Effective Date”). On the Effective Date, the Assignee (a) shall pay the Assignor an amount equal to the Assignee’s Proportionate Share of Prime Rate Advances made by the Assignor as of the Effective Date, and (b) shall become entitled to receive standby fees in accordance with the Credit Agreement in respect of its Proportionate Share of the aggregate amount of the Credit that has not been advanced by the Lenders.
5.	If Advances made by the Assignee to the Borrower are for any reason less than the Assignee’s Proportionate Share of the aggregate Advances made by all Lenders under the Credit Agreement, the Assignee shall, on demand, indemnify the Assignor in respect of the principal amount of the corresponding Advances made by the Assignor in excess of the Assignor’s Proportionate Share. The Advances by the Assignor in respect of which the Assignee is bound to indemnify the Assignor are set out on Appendix 2 to this Assignment Agreement. The Assignor shall pay the Assignee indemnity fees during the period in which the Assignee is obliged to indemnify the Assignor. The fee shall be in the amount specified on Appendix 2 and shall be payable on the Effective Date in respect of Advances by way of Banker’s Acceptances.
6.	This Assignment Agreement shall be governed by, and construed in accordance with the laws of the Province of Ontario, Canada.

- C3 -
7.	This Assignment Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of this Assignment Agreement by telecopier shall be effective as delivery of a manually executed counterpart of this Assignment Agreement.
     IN WITNESS WHEREOF, the Assignor and the Assignee have caused this Assignment Agreement to be executed by their duly authorized officers as of the dates specified below.

Assignor:

By:

Name:
Title:

Date:

Assignee:

By:

Name:
Title:

Date:

Approved on	[If applicable] Approved on

THE BANK OF NOVA SCOTIA, as Agent		WASTE MANAGEMENT OF CANADA CORPORATION

By:		By:

	Name:		Name:
	Title:		Title:

By:		By:

	Name:		Name:
	Title:		Title:

- C4 -

Effective Date:	Date:

APPENDIX 1
TO
ASSIGNMENT AGREEMENT

Proportionate Share assigned by Assignor:

Proportionate Share retained by Assignor:

Payment Details, including address of Assignee for notices:

APPENDIX 2
TO
ASSIGNMENT AGREEMENT
Advances in respect of which the Assignee is to indemnify the Assignor, as of the Effective Date:

Type of Advance	Maturity Date of Advance	Principal Amount of Advance

Indemnity fee:

SCHEDULE D
FORM OF GUARANTEE

SCHEDULE E
APPLICABLE PERCENTAGES OF LENDERS
[see references in Section 1.1]

Lender	Commitment	Applicable Percentage
The Bank of Nova Scotia	Cdn. $99,000,000	24.146%

BNP Paribas (Canada)	Cdn. $75,000,000	18.293%

Mizuho Corporate Bank (Canada)	Cdn. $50,000,000	12.195%

U.S. Bank National Association	Cdn. $50,000,000	12.195%

Bank of America, National Association	Cdn. $45,000,000	10.976%

ABN AMRO Bank N.V.	Cdn. $35,000,000	8.537%

Sumitomo Mitsui Banking Corporation of Canada	Cdn. $25,000,000	6.098%

JPMorgan Chase Bank, National Association	Cdn. $20,000,000	4.878%

Comerica Bank	Cdn. $11,000,000	2.683%